Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

dated as of March 30, 2026

by and among

PERFECT MOMENT LTD.

as Borrower,

the Guarantors from time-to-time party hereto,

the LENDERS from time-to-time party hereto,

and

X3 Higher Moment Fund LLC

as Administrative Agent

LOAN AGREEMENT

THIS LOAN AGREEMENT (as supplemented, modified, reviewed, extended or restated from time-to-time, this “Agreement”) is made as of March 30, 2026, by and among PERFECT MOMENT LTD., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the lenders from time-to-time party hereto (the “Lenders”), and X3 Higher Moment Fund LLC, a Delaware limited liability company (“X3”), with offices at 3033 Excelsior Blvd #345, Minneapolis MN 55416, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders commit to make available loans and advances to it on a revolving credit basis in an amount not to exceed at any one time outstanding Ten Million Dollars ($10,000,000). The Lenders are willing to make such loans and advances on the terms and conditions hereinafter set forth.

WHEREAS, X Cubed Capital Management LLC (the “Bridge Lender”) and Max Gottschalk, a Senior Officer and principal stockholder of the Borrower (the “First Bridge Note Issuer”), entered into a promissory note dated August 8, 2025 (as amended as of October 29, 2025, the “First Bridge Note”) pursuant to which the Bridge Lender agreed to lend and advanced to the First Bridge Note Issuer the principal sum of $3,389,960.00, which the First Bridge Note Issuer subsequently contributed to the Borrower for the purposes of paying certain designated company expenses specified in the First Bridge Note.

WHEREAS, the Bridge Lender and each of the First Bridge Note Issuer and Jane Gottschalk, a Senior Officer and principal stockholder of the Borrower (the “Second Bridge Note Issuers”) entered into a promissory note dated August 18, 2025 (the “Second Bridge Note”, and together with the First Bridge Note, the “Bridge Notes”) pursuant to which the Bridge Lender agreed to lend and advanced to the Second Bridge Note Issuers the principal sum of $1,700,000.00, which the Second Bridge Note Issuers subsequently contributed to the Borrower for the purposes of paying certain designated company expenses specified in the Second Bridge Note.

WHEREAS, on the Closing Date and upon the effectiveness of this Agreement, the aggregate outstanding principal amount of the Bridge Notes, together with all accrued and unpaid interest on the Bridge Notes, will be repaid with the proceeds from the initial Revolving Credit Advance made by X3 under this Agreement in a principal amount of $5,089,960.00.

NOW, THEREFORE, in consideration of the premises and the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Accounts Receivable” means all amounts owed to the Borrower or a Subsidiary of the Borrower on account of sales, leases or rentals of goods or services rendered in the ordinary course of the Borrower’s or such Subsidiary’s trade or business.

“Additional Warrants” shall have the meaning assigned to it in Section 9.07(a).

“Administrative Agent” shall mean X3, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by or otherwise acceptable to the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, (iii) any other Person of which such Person owns beneficially, directly or indirectly, 5% or more of the capital stock or equivalent equity interests, or (iv) any other Person which owns beneficially, directly or indirectly, 5% or more of the capital stock or equivalent equity interests of such Person.

“Affiliate Transaction” shall have the meaning assigned to it in Section 6.25.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is TEN MILLION DOLLARS ($10,000,000.00).

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Credit Commitments of all Lenders at any time outstanding.

“Agreement” shall have the meaning ascribed to it in the preamble hereof.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Loan Parties and/or their Subsidiaries concerning or relating to bribery or corruption, including Bribery Act 2010 (UK).

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clause (i) and this clause (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05(b)) and accepted by the Administrative Agent, in any other approved by the Administrative Agent.

“Authority” shall have the meaning assigned to it in Section 3.01.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Borrower” shall have the meaning ascribed to it in the preamble hereof.

“Bridge Lender” shall have the meaning ascribed to it in the recitals hereof.

“Bridge Notes” shall have the meaning ascribed to it in the recitals hereof.

“Business Day” means any day on which commercial banks in New York, New York, Minneapolis, Minnesota and London, United Kingdom are required by law to be open for business.

“Capital Lease” means any lease of property by a Person as lessee that is required by GAAP to be classified and accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means (a) direct obligations of, or obligations the principal of, and interest on, which are unconditionally guaranteed by, the United States (or by any agency thereof, to the extent such obligations are backed by the full faith and credit of the United States), in each case of the foregoing, maturing within one (1) year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s, and, in either case, maturing within six (6) calendar months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) calendar days of the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States, or any state thereof, which has a combined capital and surplus and undivided profits of not less than Five-Hundred Million Dollars ($500,000,000); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) calendar days for securities described in the foregoing clause (a) and entered into with a financial institution satisfying the criteria described in the foregoing clause (c); (e) money market funds that: (i) are classified as “current assets” in accordance with GAAP; (ii)comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended; (iii) are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s, and (iv) have portfolio assets of not less than Five Billion Dollars ($5,000,000,000); and (f) mutual funds investing solely in any one (1) or more of the Cash Equivalents described in the foregoing clauses (a) through (e).

“Cash Sweep Period” means the period that commences on the date on which the monthly financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 6.01(c) show the occurrence of a Cash Sweep Trigger Event and terminates on the date on which the monthly financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 6.01(c) show the occurrence of a Cash Sweep Trigger Event Cure.

“Cash Sweep Trigger Event” means each of the following:

(a)	the Twelve-Month Average Revenue of the Borrower and its Subsidiaries is, at the end of any calendar month, less than $21,000,000; or

(b)	the Current Assets the Borrower and its Subsidiaries are, at the end of any calendar month, less than $12,500,000.

“Cash Sweep Trigger Event Cure” means, following the occurrence of a Cash Sweep Trigger Event:

(a)	the Twelve-Month Average Revenue of the Borrower and its Subsidiaries is equal to or greater than $21,000,000; and

(b)	the Current Assets of the Borrower and its Subsidiaries are equal to or greater than $12,500,000,

at the end of any calendar month, as evidenced by the monthly financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 6.01(c).

“Change in Control” means the occurrence after the Closing Date of the following: (a) (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 50% of the combined voting power of the Borrower is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Borrower, any subsidiary of the Borrower, or any trustee or other fiduciary holding securities under an employee benefit plan of the Borrower) or (ii) the merger or consolidation of the Borrower with or into another corporation where (A) the Borrower is not the corporation surviving such merger or consolidation and (B) the shareholders of the Borrower, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Borrower immediately prior to such merger or consolidation or (b) Borrower ceases to own, directly or indirectly, 100% of the capital stock (or equivalent equity interests) of each Guarantor (other than, with respect to this clause (b), as a result of a transaction permitted by Section 6.09 or 6.10).

“Change of Law” shall have the meaning assigned to it in Section 3.01.

“Closing Date” means the date of execution of this Agreement, as set out in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

“Collateral” means the property covered by the Security Agreement, the Share Pledge Agreements and all other agreements heretofore, now or hereafter entered into in favor of the Administrative Agent guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations and any other property, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Obligations.

“Collection Account” means, collectively, one or more segregated deposit accounts opened on or before the Closing Date by the Borrower with one or more Deposit Account Banks into which all Accounts Receivable of the Borrower and each of its Subsidiaries shall be paid.

“Commitment Fee” shall have the meaning assigned to it in Section 2.07.

“Consolidated Assets” means, as of any date of determination, the net book value of all assets of Borrower and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Corresponding Debt” shall have the meaning assigned to it in Section 8.14(b).

“Cure Amount” shall have the meaning assigned to it in Section 7.01.

“Current Assets” means a sum of the following:

(a)	Inventory (valued at cost-value) physically located at the Properties of the Borrower and its Subsidiaries in the United States, the United Kingdom, members of the European Free Trade Association or the European Union;

(b)	Accounts Receivable from creditworthy (in the reasonable determination of the Administrative Agent) wholesale customers which do not have any payments more than 120 days past due based on the stated invoice payment due date;

(c)	cash and Cash Equivalents;

(d)	Prepaid Goods with third party factories (valued at cost-value); and

(e)	the value of unfulfilled non-cancellable purchase orders received by the Borrower or a Subsidiary of the Borrower from creditworthy (in the reasonable determination of the Administrative Agent) wholesale customers which the Borrower or a Subsidiary of the Borrower will be able to fulfill within nine (9) months from the date thereof (but shall not include any portion thereof for which the Borrower or a Subsidiary of the Borrower has generated Accounts Receivable) less the cost of fulfilling such purchase orders (including, without limitation applicable taxes and shipping costs).

“DAC6” means Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

“Debt” of any Person means at any date, without duplication; (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business on terms customary in the trade; (iv) all obligations of such Person as lessee under Capital Leases; (v) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance; (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation); (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument; (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (ix) all Debt of others Guaranteed by such Person; (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product; (xii) all obligations of such Person to purchase securities or other investment property arising out of or in connection with the sale of the same or substantially similar securities or investment property; and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the Insolvency Act 1986 (UK), Part 26 and Part 26A of the Companies Act 2006 (UK) and the UK Corporate Insolvency and Governance Act 2020 and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, administration, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any Loan on any date, a rate of interest equal to 17.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Borrower or to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Entity so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Entity) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(a)) upon delivery of written notice of such determination to the Borrower.

“Deposit Account Bank” means a banking institution approved in writing by the Administrative Agent (in its sole and absolute discretion).

“Deposit Account Control Agreement” means a control agreement executed by the Administrative Agent, the Borrower and the Deposit Account Bank in respect of each Collection Account, in form and substance reasonably satisfactory to the Administrative Agent.

“Documents” shall have the meaning assigned to it in Section 9.19.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Dutch Security Documents” means Dutch law pledge over inventory of PMI held in in the Netherlands and Dutch law landlord/warehouse agreement with third party landlord/warehouse holding inventory.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any Person (other than a natural person) that is acquiring such Lender or all or substantially all of such Lender’s loan portfolio, and (v) any other Person (other than a natural person) approved by Administrative Agent); provided that, notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any Defaulting Lender, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries and (y) no proposed assignee intending to assume all or any portion of the Revolving Credit Commitment shall be an Eligible Assignee unless such proposed assignee has been approved as an Eligible Assignee by the Administrative Agent.

“English Debenture” means the English law governed first ranking all assets debenture entered into on or about the Closing Date by PM(UK) and the Administrative Agent.

“English Insolvency Event” means, in relation to any English Subsidiary that is a Loan Party, (a)(i) it is or becomes unable or admits inability to pay its debts as they fall due, (ii) is deemed to or is declared to be unable to pay its debts under applicable law, (iii) suspends or threatens in writing to suspend making payments on any of its debts (as part of a general suspension of debts), or (iv) by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding the Administrative Agent and any Lender in its capacity as such) with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any of its indebtedness; (b) any corporate action, legal proceedings or other formal legal procedure or steps are taken in relation to (i) the suspension of payments generally, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity, (ii) a composition, compromise, assignment or similar arrangement with any creditor of any such entity by reason of actual or anticipated financial difficulties, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Liens over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction; provided that this clause (b) shall not apply to any legal proceeding or other formal procedure or step which is frivolous or vexatious or is discharged, stayed or dismissed within 14 days of commencement; and (c) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any of its assets (and is not discharged within 14 days).

“English Security Documents” means together (a) the English Debenture; (b) the English Share Charge and (c) any mortgage, debenture, charge, pledge, security agreement, document or instrument governed by English law to provide security for any or all of the Obligations as each such English Security Document is amended, restated, supplemented or otherwise modified from time to time.

“English Share Charge” means the English law governed first ranking share charge in respect of 100% of the entire issued share capital of PM(UK) entered into on or about the Closing Date by PMA and the Administrative Agent.

“English Subsidiaries” means (a) PM(UK) and (b) any other Subsidiary incorporated in England & Wales (each, individually, an “English Subsidiary”).

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure” shall have the meaning assigned to it in Section 7.01(t).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, including any rules or regulations promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Erroneous Payment” shall have the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 8.13(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to it in Section 7.01.

“Excess Cash Flow” means the amount (if any) equal to the monies standing to the credit of the Collection Accounts as of any date of determination minus $350,000.00.

“Exchange Act” shall have the meaning assigned to it in the definition of “Change in Control”.

“Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Exposure Percentage” means with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Exposure, and the denominator of which shall be the aggregate Exposure of all Lenders.

“First Bridge Note” shall have the meaning ascribed to it in the recitals hereof.

“First Bridge Note Issuer” shall have the meaning ascribed to it in the recitals hereof.

“Fiscal Month” means any of the monthly accounting periods of the Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrower, ending on March 31 of each year.

“GAAP” means, in relation to any Person at any time, the generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, applied on a basis consistent with the most recent audited financial statements of such Person (except for changes approved by the auditors of such Person) and, in relation to each English Subsidiary, the generally accepted accounting principles in the United Kingdom.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state, or local, domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) PM(UK); (b) PMI; (c) Perfect Moment USA Inc., a Delaware corporation; (d) PMA; and (e) all other existing and future direct and indirect Material Subsidiaries of the Borrower.

“Guaranty Agreement” means the Guaranty Agreement in favor of the Administrative Agent executed by the Guarantors of even date herewith, either as originally executed or as it may be from time to time supplemented, modified, reviewed, extended or restated.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hong Kong Insolvency Event” means, in relation to PMA, (a) it is or becomes unable or admits inability to pay its debts as they fall due or is deemed to or is declared to be unable to pay its debts under applicable law, suspends or threatens in writing to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally (excluding the Administrative Agent and any Lender in its capacity as such) with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any of its indebtedness; (b) any corporate action, legal proceedings or other procedure or steps are taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of any such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Liens over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction; provided that this clause (b) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement; and (c) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any of its assets (and is not discharged within 30 days).

“Hong Kong Share Security Agreement” means the Hong Kong law governed first ranking share security agreement in respect of 100% of the issued shares of PMA entered into on or about the Closing Date by the Borrower as security provider and the Administrative Agent as administrative agent.

“Indemnitee” shall have the meaning assigned to it in Section 9.17.

“Intellectual Property” shall mean, with respect to any Person, all patents, patent applications, trademarks, trade names, trade styles, trade dress, service marks, logos, slogans, domain names, business names, other business identifiers, and all goodwill associated therewith, copyrights, industrial designs, rights in technology, trade secrets, know-how and processes, inventions, plans, compositions, formulae, designs, drawings, specifications, customer lists, databases and data, and computer hardware and software, all applications, registrations and licenses therefor, and all renewals and extensions thereof.

“Inventory” shall mean “inventory” as defined in Article 9 of the UCC.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Key Person” means each of: (i) Jane Gottschalk, (ii) Chath Weerasinghe and (iii) Max Gottschalk.

“Key Person Cure Period” means a period of thirty (30) days from the resignation, termination of employment or cessation of usual role of a Key Person.

“Key Person Event” means if any two of three Key Persons resign, are terminated of employment or otherwise cease his or her usual role with the Borrower or any of its Subsidiaries, as determined by the Administrative Agent, in its sole and absolute discretion.

“Legal Reservations” means, with respect to each of PM(UK) and PMA: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganization, moratorium, administration and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable limitations laws (including the UK Limitation Act 1980, the UK Foreign Limitation Periods Act 1984 and the Limitation Ordinance (Cap. 347 of the laws of Hong Kong)), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; (c) provisions of a contract being invalid or unenforceable for reasons of oppression, undue influence or (in the case of default interest) representing a penalty; (d) the unavailability of, or limitation on the availability of a particular right or remedy because of equitable principles of general application; (e) the principle that the legality, validity, binding nature or enforceability of any Lien which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under the relevant Loan Documents is situated may be flawed; (f) the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which such security has been granted; (g) similar principles, rights and defenses under the laws of any jurisdiction of establishment, formation or incorporation of any Loan Party; and (h) any other matters which are set out as qualifications or reservations as to matters of law in legal opinions delivered to the Administrative Agent pursuant to requirements of this Agreement.

“Lenders” shall have the meaning ascribed to it in the preamble hereof.

“Lender Board Observer” shall have the meaning assigned to it in Section 9.06.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” shall mean any Revolving Credit Advance hereunder, and “Loans” shall refer collectively to any one or more Revolving Credit Advances.

“Loan Documents” means this Agreement, the Revolving Credit Note, the Security Agreement, the English Security Documents, the Swiss Security Documents, the Share Pledge Agreements, the Dutch Security Documents, the Guaranty Agreement, any Deposit Account Control Agreement and any other document evidencing, guaranteeing or securing the Loans.

“Loan Parties” means, collectively, the Borrower and the Guarantors, and “Loan Party” means the Borrower or any Guarantor, individually.

“Margin Stock” means “margin stock” as defined in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the legality, validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) the properties, business, operations or financial condition of the Loan Parties, taken as a whole, (iii) the rights and remedies of the Administrative Agent and Lenders under the Loan Documents or the ability of the Loan Parties, taken as a whole, to fulfill any obligation under any of the Loan Documents, or (iv) the aggregate value of the Collateral or the rights of the Administrative Agent and Lenders in the Collateral.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Debt, in each case in excess of $500,000, (ii) all employment and non-compete agreements with management, (iii) all leases of real estate and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve month period of $500,000 or more, (B) any Loan Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $500,000 or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means (i) any direct or indirect Subsidiary of Borrower the total assets of which exceed eight percent (8.0%) of the Consolidated Assets or (ii) any other Subsidiary of Borrower which is designated by Borrower as a Material Subsidiary from time to time.

“Maturity Date” means March 30, 2028.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“New Lender” means a Lender who assumes a portion of the Aggregate Revolving Commitment Amount by assignment (or participation) and makes the New Lender Equity Investment.

“New Lender Equity Investment” means an equity investment in the Borrower in an amount of not less than $2,000,000 at a price per share equal to $0.33.

“New Lender Warrants” shall have the meaning assigned to it in Section 9.07(b).

“New York Share Pledge Agreement” means the New York law governed first ranking share pledge agreement in respect of 100% of the capital stock of Perfect Moment USA Inc. entered into on or about the Closing Date by the Borrower as pledgor and the Administrative Agent as pledgee.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.04(b) and (ii) has been approved by the Required Lenders.

“Notice of Borrowing” shall have the meaning assigned to it in Section 2.03(a).

“Obligations” means all indebtedness, obligations and liabilities to the Administrative Agent and any Lender (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization, administration, English Insolvency Event, Hong Kong Insolvency Event, or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, the Revolving Credit Note or any other Loan Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease of property by a Person as lessee that is required by GAAP to be classified and accounted for as an operating lease.

“Original Jurisdiction” means, in relation to a Loan Party, the jurisdiction under whose laws such Loan Party is incorporated or organized as of the Closing Date or, in the case of a Person that becomes a Loan Party after the Closing Date, as of the date on which such Person becomes a Loan Party.

“Original Warrants” shall have the meaning assigned to it in Section 9.07(c).

“Paid in Full” or “Payment in Full” shall mean (i) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the indefeasible payment in full in cash of all other Obligations (other than contingent indemnification obligations for which no claim has been made and other obligations expressly stated to survive the payment and termination of this Agreement) and (iii) the termination of all Revolving Credit Commitments.

“Parallel Debt” shall have the meaning assigned to it in Section 8.14(b).

“Participant” shall have the meaning assigned to it in Section 9.05(d).

“Participant Register” shall have the meaning assigned to it in Section 9.05(d).

“Payment Office” shall mean the office of the Administrative Agent located at 3033 Excelsior Boulevard, Suite 343, Minneapolis, MN 55416, U.S.A., or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.

“Payment Recipient” shall have the meaning assigned to it in Section 8.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Perfection Requirements” means the delivery of physical possession, the granting of control, the making or the procuring of the appropriate registrations, filings, endorsements, notarization, stampings and/or notification of the Loan Documents and/or Liens and other security interests created thereunder (and payment of any associated fees, costs or expenses).

“Permitted Encumbrances” means each of the following:

(a) any Lien arising out of an Operating Lease and/or Capital Lease of machinery or equipment incurred in the ordinary course of business;

(b) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by the foregoing clauses (a) of this definition, provided that (i) such Debt is not secured by any additional assets and (ii) the amount of such Debt secured by any such Lien is not increased;

(c) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(e) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(f) any attachment or judgment Lien not constituting an Event of Default;

(g) customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(h) Liens that arise in favor of banks under Article 4 of the UCC on items in collection and the documents relating thereto and proceeds thereof;

(i) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(j) with respect to any Properties occupied by the Loan Parties, (i) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (ii) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of the Administrative Agent for the benefit of the Lenders;

(k) (i) non-exclusive licenses and sublicenses granted by the Loan Parties and leases and subleases (by the Loan Parties as lessor or sublessor), in each case, to third parties for fair value in the ordinary course of business and not interfering in any material respect with the business of the loan parties, and (ii) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(l) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder;

(m) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Debt and other obligations incurred prior to such time and which Debt and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(n) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens (including Liens on deposits or cash collateral) securing the Debt permitted under Sections 6.04(e) and (m); and

(p) Liens in favor of the Administrative Agent for the benefit of the Lenders.

“Permitted Investment” means each of the following:

(a) Investments consisting of Cash Equivalents;

(b) Investments consisting of the extension of trade credit, the creation of prepaid expenses and the purchase of inventory, supplies, equipment and other assets, in each case by the Loan Parties in the ordinary course of business;

(c) Investments (including equity securities and debt obligations) of the Loan Parties received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) without duplication, Investments consisting of intercompany Debt permitted hereunder;

(e) Investments existing as of the Closing Date and described on Schedule 6.06;

(f) Investments of any Loan Party under hedging agreements entered into in the ordinary course of business to manage existing or anticipated interest rate risks and not for speculative purposes;

(g) Investments in a Loan Party;

(h) joint ventures with non-affiliated Persons that are made on a cash-free, debt-free basis to a Loan Party;

(i) promissory notes and other noncash consideration received in connection with dispositions permitted hereunder;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(k) Guarantees in respect of leases (other than Capital Leases) or of other obligations of a Loan Party that do not constitute Debt, in each case entered into in the ordinary course of business;

(l) Investments held by a Loan Party acquired after the Closing Date or of a corporation or company merged into a Loan Party, in each case expressly permitted hereunder, after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; or

(m) Investments existing on the Closing Date consisting of the ownership of stock, equity interests or other ownership interests of Perfect Moment Netherlands B.V. by PMI.

“Permitted Restricted Payments”

(a) the Borrower may declare and make dividend payments or other distributions payable solely in its capital stock; or

(b) the Borrower may, in good faith, pay for the repurchase, retirement or other acquisition or retirement for value of capital stock of it held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower, provided that such payments do not, in the aggregate, exceed, in any Fiscal Year, $250,000 (with unused amounts in a calendar year being carried over to the next succeeding calendar year but not thereafter); provided further that cancellation of Debt owing to the Borrower from members of management of the Borrower, in connection with a repurchase of capital stock of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Entity.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“PMA” means Perfect Moment Asia Limited, a company incorporated in Hong Kong with business registration number 59787570.

“PMI” means Perfect Moment International AG, a Swiss company limited by shares.

“PM(UK)” means Perfect Moment (UK) Limited, a private limited company incorporated in England & Wales with company number 10883556.

“Prepaid Goods” means (i) finished goods inventory owned by the Borrower or any Subsidiary that is in transit to, or awaiting shipment to, the Borrower or such Subsidiary from a third-party manufacturer, and (ii) without duplication of clause (i), advance deposits or prepayments made to such third-party manufacturers for finished goods that are subject to binding purchase orders and scheduled for delivery.

“Properties” means all real property owned, leased or otherwise occupied by the Borrower, wherever located.

“Pro Rata Share” shall mean a percentage, the numerator of which shall be such Lender’s Revolving Credit Commitments, and the denominator of which shall be the sum of all Revolving Credit Commitments of all Lenders.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith among the Borrower and the Lenders (each in their capacity as an Investor (as defined therein)), either as originally executed or as it may be from time to time supplemented, modified, reviewed, extended or restated.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Replacement Lender” shall have the meaning assigned to it in Section 2.15.

“Reportable Event” has the meaning given such term in Section 4043(b) of Title V of ERISA.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Credit Commitments at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Credit Commitments shall be excluded for purposes of determining Required Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the capital stock of any Person (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of such Person’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of such Person’s capital stock. For the avoidance of doubt, “guaranteed payments” as defined in Section 707(c) of the Code do not constitute Restricted Payments.

“Revolving Credit Advance” means any advance by the Administrative Agent on behalf of the Lenders under the Revolving Credit Commitment.

“Revolving Credit Commitment” shall mean, with respect to each Lender on any date, the commitment of such Lender on such date to make Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Credit Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Credit Note” shall mean each promissory note of the Borrower payable to a Lender evidencing the maximum principal indebtedness of the Borrower to such Lender under the Revolving Credit Commitments, either as originally executed or as it may be from time to time supplemented, modified, amended, reviewed or extended.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (which as of the Closing Date includes Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, incorporated, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any authority in the United Kingdom or (c) any other relevant sanctions authority.

“Second Bridge Note” shall have the meaning ascribed to it in the recitals hereof.

“Second Bridge Note Issuers” shall have the meaning ascribed to it in the recitals hereof.

“Security Agreement” means that certain General Security Agreement of even date herewith between the Borrower, the Guarantors party thereto and the Administrative Agent, either as originally executed or as it may be from time to time supplemented, modified, reviewed, extended or restated.

“Senior Officer” means the chairman of the board of directors, the chief executive officer, the president or the chief financial officer of the Borrower.

“Share Pledge Agreements” means the English Share Charge, the Hong Kong Share Security Agreement, the New York Share Pledge Agreement and the Swiss Share Pledge Agreement, and each such agreement, a “Share Pledge Agreement”.

“Specified Contribution” means, for any Fiscal Month, any cash proceeds of a sale or issuance of the Borrower’s capital stock after the Closing Date which proceeds are used with respect to the exercise of an Equity Cure.

“Specified Financial Covenants” shall have the meaning assigned to it in Section 7.01.

“Subsidiary” of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and shall include a “subsidiary” within the meaning of section 1159 of the Companies Act 2006 (UK). Unless otherwise indicated, all references herein to Subsidiaries refer to Subsidiaries of the Borrower.

“Swiss Bank Account Pledge Agreement” means the Swiss law governed bank account pledge agreement in respect of bank accounts of PMI located in Switzerland entered into on or about the Closing Date by PMI as pledgor and the Administrative Agent as pledgee.

“Swiss Security Documents” means the Swiss Bank Account Pledge Agreement, the Swiss Share Pledge Agreement, all other documents contemplated thereunder and all security documents governed or expressed to be governed by the laws of Switzerland.

“Swiss Share Pledge Agreement” means the Swiss law governed first ranking share pledge agreement in respect of 100% of the capital stock of PMI entered into on or about the Closing Date by the Borrower as pledgor and the Administrative Agent as pledgee.

“Swiss Federal Tax Administration” means the tax authorities referred to in Article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21).

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21), together with the related ordinances, regulations, and guidelines, all as amended and applicable from time to time.

“Twelve-Month Average Revenue” shall have the meaning assigned to it in Section 6.21(a).

“UCC” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Documents has the meaning given to such term in the UCC.

“UK” and “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland and, as the context requires, England & Wales.

“UK Anti-Money Laundering and Anti-Terrorism Legislation” means the Terrorism Act 2000 (UK), the Proceeds of Crime Act 2002 (UK) and any similar English legislation, together with all rules, regulations and interpretations thereunder or related thereto.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undrawn Commitment” means, with respect to any Lender at any time, an amount equal to the difference between the Revolving Credit Commitment of such Lender and the outstanding principal amount of Loans advanced by such Lender.

“Undrawn Commitment Percentage” means, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Undrawn Commitment, and the denominator of which shall be the sum of all Undrawn Commitments of all Lenders.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended from time to time, or any successor law, including any rules or regulations promulgated thereunder.

“Warrants” means, collectively, the New Lender Warrants and the X3 Warrants.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“X3” shall have the meaning set forth in the Recitals.

“X3 Warrants” shall have the meaning assigned to it in Section 9.07(c).

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Administrative Agent.

Section 1.03. References. Except as otherwise expressly provided in this Agreement: the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including any exhibit hereto which is a part hereof, and not to any particular Section, Article, paragraph or other subdivision; the singular includes the plural and the plural includes the singular; “or” is not exclusive; the words “include,” “includes” and “including” are not limiting; a reference to any agreement or other contract includes past and future permitted supplements, amendments, modifications and restatements thereto or thereof; a reference to an Article, Section, paragraph or other subdivision is a reference to an Article, Section, paragraph or other subdivision of this Agreement; a reference to any law includes any amendment or modification to such law and any rules and regulations promulgated thereunder; a reference to a Person includes its permitted successors and assigns; any right may be exercised at any time and from time to time; a reference to any law, regulation, legal term, legal step or process, insolvency practitioner, insolvency step or process, regulatory body or tax in a jurisdiction shall include a reference to the analogous law, regulation, legal term, legal step or process, insolvency practitioner, insolvency step or process, regulatory body or tax in any other jurisdiction applicable to the parties hereto; a reference in any Loan Document to Administrative Agent acting as the ‘agent’ for, on behalf of or for the benefit of, the Lenders shall be deemed to include Administrative Agent acting in its capacity as trustee in respect of any Collateral governed by the laws of England & Wales or Hong Kong granted in favor of Administrative Agent and the Lenders; and, except as otherwise expressly provided therein, all obligations under any agreement or other contract are continuing obligations throughout the term of such agreement or contract. Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard Time (daylight or standard, as applicable).

Section 1.04. Currency Equivalents Generally. Any amount specified in this or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars (including, for the avoidance of doubt, for the calculation of the amount of Debt, any financial covenants or any components thereof), such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars. The “Spot Rate” for a currency means the rate determined by the Administrative Agent (in its sole and absolute discretion) to be the spot rate for purchase of such currency with another currency two (2) Business Days prior to the date of such determination.

ARTICLE II. THE CREDITS

Section 2.01. Revolving Credit Commitment. Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Advances to the Borrower (to the extent of such Lender’s Revolving Credit Commitment) from time to time before the Maturity Date, in each case in an amount equal to such Lender’s Undrawn Commitment Percentage of the Revolving Credit Advance requested by Borrower; provided that, immediately after each such Revolving Credit Advance is made, the aggregate principal amount of outstanding Revolving Credit Advances shall not exceed the Aggregate Revolving Commitment Amount; provided further, that no Lender other than X3 shall be required to make Revolving Credit Advances prior to June 15, 2026. The Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.08, prepay Revolving Credit Advances and reborrow under this Section 2.01 at any time before the Maturity Date provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default. The Lenders shall have no obligation to advance funds in excess of the amount of the Aggregate Revolving Commitment Amount or to make Revolving Credit Advances after the Maturity Date.

Section 2.02. Initial Revolving Credit Advance. On the Closing Date, the aggregate outstanding principal amount of the Bridge Notes, together with all accrued and unpaid interest on the Bridge Notes, will be repaid with the proceeds from the initial Revolving Credit Advance made by X3 under this Agreement in a principal amount of $5,089,960.00.

Section 2.03. Procedure for Borrowing.

(a) With respect to each Revolving Credit Advance, the Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) prior to 11:00 a.m. on the day that is three (3) Business Days prior to the requested date of such Revolving Credit Advance, specifying:

(i) the date of such Revolving Credit Advance, which shall be a Business Day, and

(ii) the principal amount of such Revolving Credit Advance.

(b) A Notice of Borrowing, once given, shall be irrevocable. The Administrative Agent shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower and any Revolving Credit Advance made by the Administrative Agent based on such telephonic notice shall, when sent by wire transfer to a deposit account of the Borrower pursuant to the wiring instructions provided by the Borrower and the bank at which the Borrower maintains such deposit account, be a Revolving Credit Advance for all purposes hereunder. Not later than 2:00 p.m. on the date specified for the Revolving Credit Advance in the Notice of Borrowing (subject to fulfillment of the applicable conditions precedent set forth in Article IV), the Administrative Agent shall wire the amount of such Revolving Credit Advance to the Borrower’s deposit account pursuant to the wiring instructions provided by the Borrower and the bank at which the Borrower maintains such deposit account.

(c) Notwithstanding anything to the contrary contained in this Agreement, no Revolving Credit Advance may be made (i) during a Cash Sweep Period, (ii) if a Key Person Event shall have occurred and until such Key Person Event has been either (1) remedied by the appointment of a successor with similar industry experience, reputation and expertise for such Key Person which has been approved in writing by the Administrative Agent (with the approval of the Required Lenders) or (2) waived by the Administrative Agent (with the approval of the Required Lenders) or (iii) if a Default or an Event of Default shall have occurred, which Default or Event of Default shall not have been cured or waived.

(d) Promptly following the receipt of a Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Revolving Credit Advance. Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office.

(e) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Revolving Credit Advance in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Advance, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Revolving Credit Advance, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Revolving Credit Advance. Nothing in this paragraph shall be deemed to relieve any Lender from its obligation to fund its Undrawn Commitment Percentage of any Revolving Credit Advance hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.04. Revolving Credit Notes. All Revolving Credit Advances under the Revolving Credit Commitment shall be evidenced by a Revolving Credit Note, in form and content satisfactory to the Administrative Agent, payable to the applicable Lender for the account of its Applicable Lending Office in an amount equal to the original principal amount of such Lender’s Revolving Credit Commitment, the terms of which are incorporated by reference. A Lender shall record, and prior to any transfer of a Revolving Credit Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date and amount of each Revolving Credit Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such recordations and endorsements shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Revolving Credit Note; provided that the failure of a Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Revolving Credit Note. Each Lender is hereby irrevocably authorized by the Borrower to endorse its Revolving Credit Note and to attach to and make a part of its Revolving Credit Note a continuation of any such schedule as and when required.

Section 2.05. Repayment of Loans. All outstanding principal of the Revolving Credit Advances under the Revolving Credit Commitment, and any unpaid accrued interest, shall be due and payable on the Maturity Date.

Section 2.06. Interest.

(a) Each Revolving Credit Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Credit Advance is made until it becomes due, at a rate per annum equal to 12.0%.

(b) Interest on the Loans shall be payable monthly in arrears on the last calendar day of each calendar month, commencing in March 2026, and at maturity (whether by acceleration or otherwise). Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

Section 2.07. Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, a commitment fee (the “Commitment Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Credit Commitment terminates, at the rate of 1.50% per annum on the then daily amount of the difference of the Revolving Credit Commitment minus the aggregate outstanding amount of all Revolving Credit Advances. The accrued Commitment Fee shall be payable monthly in arrears on the last calendar day of each calendar month, commencing in March 2026, and at maturity (whether by acceleration or otherwise).

Section 2.08. Optional Prepayments. The Borrower may prepay the Revolving Credit Advances in whole or in part at any time by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that any prepayment of the Revolving Credit Advances shall be in a minimum principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent) or, if less, the entire principal amount of the Revolving Credit Advances then outstanding. The Borrower shall give written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than 11:00 a.m. not less than three (3) Business Days prior to the date of any such prepayment. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Exposure Percentage of any such prepayment.

Section 2.09. Mandatory Prepayments.

(a) Unless otherwise expressly approved by the Administrative Agent, the Borrower shall apply, immediately upon receipt, 100% of the net cash proceeds of (i) any asset sales or other dispositions of property not in the ordinary course of business and (ii) insurance and condemnation recoveries and other extraordinary payments with respect to the Collateral to the prepayment of the Loans; provided that the Borrower may, if no Event of Default has occurred and is continuing, elect to retain such net cash proceeds provided that the Borrower uses such net cash proceeds to purchase inventory or raw materials to be used to make inventory or reinvests such net cash proceeds to replace any equipment or machinery sold or damaged with equipment or machinery of reasonably equivalent utility within one hundred and eighty (180) days of the receipt of such net cash proceeds. If the Borrower has not reinvested such net cash proceeds by the end of such one hundred and eighty (180) day period or if an Event of Default occurs prior to any such reinvestment, such net cash proceeds shall immediately be paid by the Borrower to the Administrative Agent.

(b) At any time when a Default or Event of Default shall have occurred and be continuing, the Borrower shall apply, immediately upon receipt, 100% of net cash proceeds from the issuance or incurrence of any equity (other than the New Lender Equity Investment or any other issuance of equity expressly permitted under this Agreement) or Debt (other than proceeds of Debt permitted pursuant to Section 6.04 hereof) by the Borrower or any of its Subsidiaries to the prepayment of the Loans.

(c) On the first Business Day of each month during a Cash Sweep Period, the Borrower shall apply 100% of the Excess Cash Flow to the prepayment of the Loans.

(d) If at any time the aggregate Revolving Credit Advances made by all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to clause (e) below, the Borrower shall immediately repay the Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount.

(e) Any prepayments made by the Borrower pursuant to this Section 2.09 shall, in each case, be applied as follows: (i) first, to all reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such reimbursable expenses, (iii) third, to interest and fees then due and payable hereunder pro rata to the Lenders based on their respective pro rata shares of such interest and fees, (iii) fourth, to the outstanding principal balance of the Revolving Credit Advances pro rata to the Lenders based on their respective Exposure Percentages, with a corresponding permanent reduction of the Revolving Credit Commitments; provided, that there shall be no corresponding permanent reduction of the Revolving Credit Commitments with respect to prepayments made by the Borrower pursuant to clause (c) and (d) above.

Section 2.10. General Provisions Concerning Payments.

(a) All payments of principal of, or interest on, the Revolving Credit Note shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim, to the Administrative Agent not later than 2:00 p.m. Funds received after 2:00 p.m. shall be deemed to have been paid on the next following Business Day. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 3.02, 3.03 and 9.17 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans then due and payable hereunder, pro rata to the parties entitled thereto based on their respective Exposure Percentage of such principal.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Commitment of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders in accordance with their respective Exposure Percentage; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Commitment to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11. Computation of Interest and Fees. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

Section 2.12. [Reserved].

Section 2.13. Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs and for so long as such Event of Default is continuing, the principal amount of all outstanding Obligations may, at the Administrative Agent’s option (or shall, automatically, upon acceleration), bear interest at the Default Rate. The Default Rate shall apply from such election or acceleration until the earlier of (a) such Obligations or any judgment thereon is paid in full or (b) such Event of Default has been waived and is no longer continuing.

Section 2.14. USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this Section, account shall be understood to include loan accounts.

Section 2.15. Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Defaulting Lender or Non-Consenting Lender, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 9.05(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.02 or 3.03, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a Non-Consenting Lender, each Replacement Lender shall have provided its consent to such amendment, modification, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, a Lender that acts as the Administrative Agent may not be replaced under this Section.

Section 2.16. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and in Section 9.04.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Each Defaulting Lender shall be entitled to receive the Commitment Fee pursuant to Section 2.07 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Loans funded by it.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Minimum Interest (Switzerland).

(a) When entering into this Agreement, the parties hereto have assumed in bona fide that the interest payments are minimum interest payments not subject to any Swiss Withholding Tax.

(b) Notwithstanding paragraph (a) above, should any deduction or withholding be required under Swiss law then the applicable interest rate in relation to that interest payment shall be:

(i) the interest rate which would have applied to that interest payment as provided for in Section 2.06 in the absence of this Section 2.17;

divided by:

(ii) one minus the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose, expressed as a fraction of one rather than as a percentage), and that Loan Party shall:

(iii) pay the relevant interest at the adjusted rate in accordance with this Section 2.17; and

(iv) make the deduction or withholding of Swiss Withholding Tax on the interest so recalculated.

(c) To the extent that any amount payable by a Loan Party under any Loan Document becomes subject to Swiss Withholding Tax, the Administrative Agent and each relevant Loan Party shall promptly cooperate by completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the relevant Loan Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax (or, as the case may be, at a treaty rate lower than the domestic tax rate) and (ii) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.

(d) The relevant Loan Party shall provide the Administrative Agent with such documents and information required for applying for a refund of such Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Administrative Agent or a Lender by the Swiss Federal Tax Administration, the Administrative Agent or the relevant Lender shall forward, after deduction of costs, such amount to the relevant Loan Party, unless a Default or an Event of Default has occurred. Nothing in this Section 2.17 shall interfere with Administrative Agent’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, the Administrative Agent shall be under no obligation to claim any Swiss Withholding Tax refund in priority to any other claims, reliefs, credits or deductions available to it.

ARTICLE III. Change in Circumstances

Section 3.01. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by the Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for such Lender (or its Applicable Lending Office) to make, maintain or fund its Loans and such Lender shall so notify the Administrative Agent and Borrower, then until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist the obligation of such Lender to make Loans shall be suspended. Before giving any notice pursuant to this paragraph, such Lender shall designate a different Applicable Lending Office if able to do so and if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 3.02. Increased Cost and Reduced Return.

(a) If after the date hereof, a Change of Law or compliance by a Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Loans, its Revolving Credit Note or its obligation to make or maintain Loans, or shall change the basis of taxation of payments to such Lender (or its Applicable Lending Office) of the principal of or interest on its Loans or any other amounts due under this Agreement or its Revolving Credit Note in respect of its Loans or its obligation to make or maintain Loans (except for changes in the rate of tax on the overall net income of the Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Applicable Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office); or

(iii) shall impose on such Lender (or its Applicable Lending Office) any other condition affecting its Loans, its Revolving Credit Note or its obligation to make or maintain Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Revolving Credit Note with respect thereto, by an amount deemed by such Lender to be material, then, within ninety (90) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

Notwithstanding the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a Change of Law regardless of the date enacted, adopted or issued.

(b) If a Lender shall have determined that after the date hereof any Change of Law, or the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by such Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations under this Agreement with respect to any Loan to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ninety (90) days after demand by such Lender, without duplication of any amounts required to be paid pursuant to Section 3.02(a) above, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any reduction attributable more than one hundred eighty (180) days prior to the date such Lender notifies the Borrower in writing of the reduction and such Lender’s intention to claim compensation therefor.

(c) A Lender will promptly notify the Administrative Agent and Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis on which such amount or amounts were calculated shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) The provisions of this Section shall be applicable with respect to any participant in, or assignee or other transferee of, the obligations of the Borrower hereunder to a Lender, and any calculations required by such provisions shall be made based upon the circumstances of such participant, assignee or other transferee.

Section 3.03. Taxes.

(a) Indemnification by Borrower. Except as otherwise required by law, and subject to Section 2.17, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Entity before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by a Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that such Lender would have received had such withholding not been made. If a Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to such Lender on or before the thirtieth day after payment.

(b) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Borrower to do so) and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(d) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (b).

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.01. Conditions to Effectiveness. Subject to Section 6.35, this Agreement and the obligations of the Lenders to make any Loan hereunder shall not become effective until the date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 9.04), in each case, in form and substance satisfactory to the Administrative Agent:

(a) receipt by the Administrative Agent of a duly executed counterpart of this Agreement signed by each of the Loan Parties and the Lenders;

(b) receipt by the Administrative Agent of the following, each of which shall be duly executed by each of the Loan Parties and their Subsidiaries which is party thereto: (i) the Revolving Credit Notes, (ii) the Security Agreement, (iii) the Guaranty Agreement, (iv) each Share Pledge Agreement, (v) the English Debenture, and (vi) all other Loan Documents (except any Swiss Security Documents to be implemented after the Closing Date to the extent required under Section 6.18(b);

(c) receipt by the Administrative Agent of a certificate dated as of the Closing Date, signed by a Senior Officer of the Borrower to the effect that (i) no Default hereunder has occurred and is continuing as of the Closing Date and (ii) the representations and warranties of the Borrower contained in Article V are true and correct in all material respects on and as of the Closing Date, except to the extent any such representations and warranties (A) are expressly limited to an earlier date, in which case, on such date, such representations and warranties shall be true and correct in all material respects on such specified earlier date or (B) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects;

(d) receipt by the Administrative Agent of all documents which the Administrative Agent may reasonably request relating to the existence of the Loan Parties, the corporate authority for and the validity of this Agreement, the Security Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of each such Loan Party, signed by the secretary of each such Loan Party (or, with respect to PM(UK) and PMA, a director), certifying as to the names, true signatures and incumbency of the officer or officers (or equivalent authorized signatory) of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items: (i) such Loan Party’s articles or certificate of incorporation (or comparable formation document), (ii) such Loan Party’s bylaws or articles of association (or comparable governing document), (iii) a certificate of good standing, or nearest equivalent in the relevant jurisdiction, for such Loan Party (dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable (if any), and (iv) records documenting the action taken by the governing body or bodies of such Loan Party authorizing such Loan Party’s execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e) receipt by the Administrative Agent of favorable UCC, tax, judgment and fixture lien search results and bankruptcy search results from such jurisdictions and offices as the Administrative Agent shall specify evidencing the priority of the Administrative Agent’s Lien under the Security Agreement over any other Liens or encumbrances on the Collateral, other than (i) Liens permitted to continue in existence after the Closing Date pursuant to Section 6.07 and (ii) Liens to be released on the Closing Date;

(f) receipt by the Administrative Agent of a duly completed and executed certificate from the chief financial officer of the Borrower, including calculations of the financial covenants set forth in Section 6.21 as of the Closing Date, calculated on a pro forma basis as if any Revolving Credit Advance to be made on the Closing Date had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(g) a clear winding-up search at the High Court in London and a clear search at Companies House UK in respect of PM(UK);

(h) receipt by the Administrative Agent of excerpts (dated no earlier than thirty (30) days prior to the Closing Date) from the competent debt enforcement and bankruptcy offices pertaining to PMI;

(i) a clear search at each of the High Court of Hong Kong, the Official Receiver’s Office in Hong Kong and the Companies Registry in Hong Kong which does not reveal any current notice of appointment of a receiver, any currently valid order or resolution for winding-up or any current winding up order or petition for winding up in respect of PMA;

(j) [reserved];

(k) UCC-1 financing statements covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees, and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;

(l) the Administrative Agent shall have completed in form and scope satisfactory thereto business, legal, financial (tax) and due diligence on the Loan Parties (including due diligence related to management, accounting policies, strategy, material customers and contracts, business prospects and organizational structure);

(m) since March 31, 2025, no event, circumstance or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(n) there shall be no material pending litigation, bankruptcy, administration or insolvency proceeding, English Insolvency Event, Hong Kong Insolvency Event, injunction, order, action, claim, investigation or proceeding (or written threat thereof) that adversely affects any transaction contemplated under the Loan Documents or that could reasonably be expected to have a Material Adverse Effect;

(o) receipt by the Administrative Agent of a certificate reasonably satisfactory thereto that as of the Closing Date the Loan Parties, on a consolidated basis, are solvent;

(p) receipt by the Administrative Agent of completed documentation to complete its regulatory “know your customer” and anti-money laundering obligations with respect to each Loan Party;

(q) in relation to PM(UK):

(i) a certified copy of its memorandum of association, articles of association, certificate of incorporation and certificate of change of name (if applicable);

(ii) a certified copy of its register of members;

(iii) a certified copy of a resolution of its board of directors:

(A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(C) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(iv) a specimen of the signature of each person authorized by the resolution referred to above in relation to the Loan Documents and related documents;

(v) a certified copy of a resolution signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party;

(vi) a copy of a resolution of the board of directors of its corporate shareholder approving the terms of the resolution referred to above;

(vii) a certificate signed by a director certifying that:

(A) borrowing or guaranteeing or securing, as appropriate, under the Loan Documents would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and

(B) each copy document relating to it specified in this Section 4.01 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the certificate;

(viii) either (a) a certificate of a director certifying that (i) PM(UK) has complied within the relevant timeframe with any notice received pursuant to Part 21A of the Companies Act 2006 (UK) and (ii) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (UK)) has been issued in respect of PM(UK)’s shares, together with a copy of the records kept by the registrar of companies relating to persons with significant control in respect of PM(UK) which is certified by a director to be correct, complete and not amended or superseded as at a date no earlier than the date of the certificate; or (b) a certificate of a director confirming that PM(UK) is not required to comply with Part 21A of the Companies Act 2006 (UK);

(ix) a copy of all notices required to be sent pursuant to the English Debenture duly executed by PM(UK);

(r) in respect of PMI: (i) a true, complete and up-to-date copy PMI’s share register signed by a member of the board of directors of PMI and (ii) a true, complete and up-to-date copy of PMI’s beneficial owner register signed by a member of the board of directors of PMI;

(s) in respect of PMA: in connection with the certificate delivered pursuant to Section 4.01(d) above, true, complete and up-to-date certified copies of (i) its register of members, (ii) its register of directors, (iii) its register of charges and (iv) its current business registration certificate;

(t) all share certificates, stock transfer forms and other documents of title and notices or other documents, if any, required to be provided under the Loan Documents;

(u) evidence that any process agent referred to in the Hong Kong Share Security Agreement or the English Share Charge has accepted its appointment;

(v) receipt by the Administrative Agent of the financial statements, tax returns and other financial information for each of the Loan Parties it has reasonably requested, in form and substance reasonably satisfactory to the Administrative Agent,

(w) receipt by the Administrative Agent of written confirmation from the Borrower that the loan from Hudson Capital has been repaid in full, together with such documentation and information necessary to satisfy the Administrative Agent, in its sole and absolute discretion, of such repayment;

(x) receipt by the Administrative Agent of written confirmation from the Borrower that the entirety of the Borrower’s Series AA round of financing has been converted into equity in the Borrower, together with such documentation and information necessary to satisfy the Administrative Agent, in its sole and absolute discretion, of such conversion;

(y) receipt by the Administrative Agent of all governmental and third-party consents and approvals to the Loan and any related transactions (all of which shall be final, with no waiting period to expire or ongoing governmental inquiry or investigation);

(z) [reserved];

(aa) receipt by the Administrative Agent of favorable written opinions of the applicable legal counsel addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel, regarding such matters as the Administrative Agent and its legal counsel may reasonably request; provided that no legal opinion shall be required of PMA or any Hong Kong counsel to PMA; and

(bb) receipt by the Administrative Agent of such other documents or items as the Administrative Agent or its legal counsel may reasonably request prior to the Closing Date.

Section 4.02. Conditions for all Revolving Credit Advances. The obligation of the Lenders to make any Revolving Credit Advance hereunder is subject to the satisfaction (or waiver in accordance with Section 9.04) of each of the following conditions precedent, in each case, in form and substance satisfactory to the Administrative Agent:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.03(a), and the date on which the Revolving Credit Advance is requested to be made shall be no earlier than April 20, 2026 (with respect to Revolving Credit Advances made solely by X3) or June 15, 2026 (with respect to Revolving Credit Advances made by all Lenders);

(b) after giving effect to such Revolving Credit Advance, the outstanding aggregate principal amount of the Revolving Credit Advances (including such Revolving Credit Advance) shall not exceed the Revolving Credit Commitment;

(c) on the date on which such Revolving Credit Advance is to be made, no Default or Event of Default shall have occurred and be continuing or would result from such Revolving Credit Advance being made;

(d) on the date on which such Revolving Credit Advance is to be made, no Cash Sweep Period shall be occurring;

(e) on the date on which such Revolving Credit Advance is to be made, no Key Person Event shall have occurred and be continuing (i.e., unwaived or unremedied pursuant to Section 2.03(c));

(f) on the date on which such Revolving Credit Advance is to be made, both immediately prior to, and immediately after giving effect to, such Revolving Credit Advance being made, all representations and warranties of the Borrower set forth in the Loan Documents (including, without limitation, the representations and warranties of the Borrower contained in Article V) shall be true and correct in all material respects;

(g) receipt by the Administrative Agent of a duly completed and executed certificate from the chief financial officer of the Borrower, including calculations of the financial covenants set forth in Section 6.21 as of such date, calculated on a pro forma basis as if the Revolving Credit Advance to be made such date had been funded as of the first day of the relevant period for testing compliance, demonstrating compliance with such financial covenants (and setting forth in reasonable detail such calculations);

(h) there shall be no material pending litigation, bankruptcy, administration, or insolvency proceeding, English Insolvency Event, Hong Kong Insolvency Event, injunction, order, action, claim, investigation or proceeding (or written threat thereof) that adversely affects any transaction contemplated under the Loan Documents or that could reasonably be expected to have a Material Adverse Effect; and

(i) receipt by the Administrative Agent of such other documents or items as the Administrative Agent or its legal counsel may reasonably request.

Each request for a Revolving Credit Advance hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Revolving Credit Advance that the conditions specified in clauses (b) through (i) above have been satisfied.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

The Borrower, on behalf of itself and each of its Subsidiaries, represents and warrants to the Administrative Agent and each Lender that, on and as of the Closing Date and the date of any Revolving Credit Advance hereunder, as follows:

Section 5.01. Corporate Existence and Power. Each Loan Party and its Subsidiaries (a) is duly organized or incorporated (as applicable), validly existing and in good standing (if applicable under the laws of its jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and (c) has all requisite powers and governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except, in the case of clauses (b) and (c), where such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each Loan Party and its Subsidiaries of this Agreement, the Security Agreement and the other Loan Documents to which it is a party (i) are within such Loan Party’s or Subsidiary’s powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) filings which are necessary to perfect any Liens created by the Loan Documents and (z) those that the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect), (iv) do not contravene, or constitute a default under, the articles of incorporation or memorandum of association (or equivalent) or bylaws (or equivalent) of such Loan Party or Subsidiary, (v) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or Subsidiary, except any such contravention or default which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (vi) will not result in the creation or imposition of any Lien on any asset of such Loan Party or such Subsidiary(other than those Liens created in favor of the Administrative Agent on behalf of the Lenders).

Section 5.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Security Agreement and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, subject to Legal Reservations and Perfection Requirements; and provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 5.04. Financial Information.

(a) The Borrower has furnished to the Administrative Agent (i) the audited consolidated balance sheet of Borrower as of March 31, 2025 and a copy of the audited annual consolidated financial statements of the Borrower and its Subsidiaries for the most recent Fiscal Year then ended, (ii) a copy of the unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries for the most recent Fiscal Quarter then ended as required by Section 6.01(b), certified by the chief financial officer of the Borrower and (iii) a copy of the unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for the most recent Fiscal Month then ended as required by Section 6.01(c), and the year-to-date period then ended, certified by the chief financial officer of the Borrower. Such financial statements fairly present the consolidated financial condition of the Borrower as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied.

(b) Since the date cited in subsection (a)(iii) above, no event, circumstance or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.05. Litigation. There is no action, suit, investigation or proceeding pending, or threatened in writing, and no Loan Party has received any notice of any such claim or threat against or affecting it before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Material Adverse Effect on the business, financial position or results of operations of such Loan Party or its Subsidiaries or which in any manner draws into question the validity of, or would impair the ability of such Loan Party or such Subsidiary to perform its obligations under, this Agreement or any of the other Loan Documents to which it is a party.

Section 5.06. Compliance with ERISA. Except as would not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, the Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

Section 5.07. Taxes. There have been filed on behalf of each Loan Party and its Subsidiaries all income and other material federal, national, state and local income, excise, property and other tax returns which are required to be filed by it and all income and other material taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of any Loan Party or its Subsidiaries have been paid, other than taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of each Loan Party and Subsidiary in respect of taxes or other governmental charges are adequate.

Section 5.08. Not an Investment Company. No Loan Party is an “investment company” (or “controlled” by an “investment company”) in each case within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Entity in connection therewith.

Section 5.09. Ownership of Property; Liens, Debt. Each Loan Party and their Subsidiaries has title to all material properties and other material assets sufficient for the conduct of its business (subject to Legal Reservations). The property of the Loan Parties is not subject to any Lien except for Permitted Encumbrances. No Loan Party has any Debt other than the Loans and Debt permitted under Section 6.04.

Section 5.10. No Default. No Loan Party or its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which will be materially adverse to the business, operations, property or financial or other condition of such Loan Party or such Subsidiary or which will materially adversely affect the ability of such Loan Party or such Subsidiary to perform its obligations under the Loan Documents. No Default or Event of Default has occurred and is continuing.

Section 5.11. Full Disclosure. Each Loan Party has disclosed to the Administrative Agent in writing any and all facts which, to the knowledge of such Loan Party, as of the Closing Date, materially and adversely affect or may materially and adversely affect (to the extent such Loan Party can now reasonably foresee), the business, operations or condition, financial or otherwise, of such Loan Party or such Subsidiary or the ability of such Loan Party or such Subsidiary to perform its obligations under this Agreement or any other Loan Document.

Section 5.12. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance (i) with all laws applicable to it and its properties and has not received any written notice to the contrary, except in each case where the failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) with all Material Agreements in all material respects.

Section 5.13. Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. Following the application of the proceeds from each Loan, not more than 25% of the value of the assets of any Loan Party will be “Margin Stock.”

Section 5.14. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties and their Subsidiaries on a consolidated basis (a) will not be “insolvent”, within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, (b) will not be unable to pay their debts generally as such debts become due or admit inability to pay their debts as they fall due or be deemed or declared to be unable to pay their debts under applicable law, (c) will not have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, or (d) will not suspend or threaten to suspend making payments on any of their debts.

Section 5.15. Survival of Representations and Warranties. All statements contained in any certificate, financial statement or other material instrument expressly required to be delivered by or on behalf of the Loan Parties to the Administrative Agent or Lenders pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other material instrument delivered by or on behalf of the Loan Parties prior to the Closing Date and delivered to the Administrative Agent and Lenders in connection with the closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Administrative Agent and Lenders under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Section 5.16. Sanctions; Anti-Corruption Laws; UK Anti-Money Laundering and Anti-Terrorism Legislation. None of the Loan Parties or any of their respective Subsidiaries or any of their respective directors, officers, employees, or, to such Loan Party’s knowledge, agents or affiliates is a Sanctioned Person. The Loan Parties, their Subsidiaries and, to such Loan Party’s knowledge, their respective directors, officers and employees and agents are in compliance with applicable Anti-Corruption Laws, applicable Sanctions and applicable UK Anti-Money Laundering and Anti-Terrorism Legislation. The Loan Parties and their Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, Anti-Corruption Laws and UK Anti-Money Laundering and Anti-Terrorism Legislation. The Loan Parties, each Subsidiary and each of their Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, the USA PATRIOT Act, and any other federal or state laws relating to “know your customer” (to the extent applicable to such Loan Party) and anti-money laundering rules and regulations. No part of the proceeds of any Revolving Credit Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.17. [Reserved].

Section 5.18. Collection Accounts. The Borrower has opened one or more Collection Accounts with one or more Deposit Account Banks into which all Accounts Receivable of the Borrower and each Subsidiary of the Borrower shall be paid on and from the Closing Date.

Section 5.19. Environmental Compliance. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 5.20. Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Loan Documents, and will, upon request of the Administrative Agent, furnish to the Administrative Agent and each Lender at reasonable intervals a certificate of a Senior Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and if requested by the Administrative Agent or any Lender a copy of any policy referenced therein if not already delivered), and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as lenders’ loss payee (pursuant to a lenders’ loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.

Section 5.21. Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property Collateral (as such term is defined in the Security Agreement) and other material Intellectual Property necessary to conduct its business as currently conducted, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

Section 5.22. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 5.23. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Entity. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.24. Subsidiaries. Schedule 5.24 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary, as of the Closing Date.

Section 5.25. Deposit Accounts. Schedule 5.25 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

Section 5.26. Material Agreements. As of the Closing Date, all Material Agreements (other than standard order confirmations with wholesale accounts) of the Borrower and its Subsidiaries are described on Schedule 5.26, and each such Material Agreement is in full force and effect. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (other than standard order confirmations with wholesale accounts), including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith. The Borrower does not have any knowledge of any pending amendments (other than amendments permitted under Section 6.22) to or threatened termination of any Material Agreement.

Section 5.27. Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”) and in respect of each Loan Party that is incorporated or established in a jurisdiction that is a member state of the European Union, such Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 5.28. DAC6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in DAC6 or is required to be disclosed pursuant to regulation 3 (Obligation on intermediary to disclose) or regulation 7 (Reportable taxpayer required to disclose in certain circumstances) of The International Tax Enforcement (Disclosable Arrangements) Regulations 2023.

Section 5.29. Pensions. No Loan Party nor any Subsidiary is, nor at any time has been, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)). No Loan Party nor any Subsidiary is, nor at any time has been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) such an employer.

Section 5.30. English Subsidiary and PMA Share Capital. In relation to each English Subsidiary whose shares are subject to Liens under any Loan Documents, its shares are fully paid and not subject to any option to purchase or similar rights that prejudice such Liens and its constitutional documents do not restrict or inhibit any transfer of those shares on creation or enforcement of such. In relation to PMA, subject to the passing of the special resolution referred to in paragraph (a)(vi) of Clause 5.1 of the Hong Kong Share Security Agreement, its shares are fully paid and not subject to any option to purchase or similar rights that prejudice such Liens and its constitutional documents do not restrict or inhibit any transfer of those shares on creation or enforcement of such. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any English Subsidiary or PMA (including any option or right of pre-emption or conversion).

ARTICLE VI. COVENANTS

The Borrower agrees that, so long as the Revolving Credit Commitment is in effect hereunder or any amount payable under this Agreement remains unpaid:

Section 6.01. Information. The Borrower will deliver to the Administrative Agent:

(a) as soon as available and in any event within one hundred and fifty (150) days after the end of each Fiscal Year (commencing with the Fiscal Year ending March 31, 2026), a copy of the audited annual consolidated financial statements of the Borrower and its Subsidiaries for that Fiscal Year, including balance sheet, statements of income and retained earnings and cash flows for the Fiscal Year ended and setting forth in comparative form the figures for the previous Fiscal Year, prepared in accordance with GAAP (or equivalent) and certified without qualification by an independent certified public accounting firm of international standing acceptable to the Administrative Agent (which, for the avoidance of doubt, are permitted to include “going concern” qualifications from such accounting firm); provided, that, for the avoidance of doubt, any financial statements required under this clause shall be deemed delivered upon the filing of a corresponding 10-Q or 10-K (as applicable) with the U.S. Securities and Exchange Commission;

(b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2026), a copy of the unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter (including balance sheet, statements of income and retained earnings and cash flows) for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to the absence of any notes required by GAAP and normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower; provided, that, for the avoidance of doubt, any financial statements required under this clause shall be deemed delivered upon the filing of a corresponding 10-Q or 10-K (as applicable) with the U.S. Securities and Exchange Commission;

(c) as soon as available and in any event within thirty-one (31) days after the end of each Fiscal Month (commencing with the Fiscal Month ending March 31, 2026), a copy of the unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries as of the end of such Fiscal Month (including balance sheet, statements of income and retained earnings and cash flows) for such Fiscal Month and for the portion of the Fiscal Year ended at the end of such Fiscal Month, setting forth in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of the previous Fiscal Year, all certified (subject to the absence of any notes required by GAAP and normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower;

(d) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Year:

(i) a pro forma budget, prepared on a Fiscal Year basis, for the succeeding Fiscal Year, and for each Fiscal Year ending thereafter during the term of this Agreement, in each case, including balance sheets, income statements, and cash flow statements of the Borrower for such Fiscal Year; and

(ii) financial projections, prepared on a Fiscal Year basis, for to the succeeding Fiscal Year, and for each Fiscal Year ending thereafter during the term of this Agreement.

(e) simultaneously with the delivery of each set of financial statements of the Borrower referred to in clauses (a) and (c) above, a certificate of the chief financial officer of the Borrower in substantially the form attached hereto as Exhibit A (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 6.21 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) within five (5) Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants;

(g) promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by any Loan Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the U.S. Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Loan Party to the public concerning material changes or developments in the business of any such Person;

(h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i) the Administrative Agent, acting reasonably, may order appraisals, valuations, field exams, environmental reports and other information on assets taken as Collateral, which shall be at the Borrower’s expense following and during the pendency of any uncured Event of Default;

(j) prompt notice of any change in the information provided in any Beneficial Ownership Certification that may be requested by a Lender that would result in a change to the list of beneficial owners (if any) identified in such certification;

(k) prompt (and in any event within five (5) Business Days) notice of any Key Person Event;

(l) prompt notice of any Subsidiary qualifying as a Material Subsidiary; and

(m) from time to time such additional information regarding the financial position or business of the Loan Parties as the Administrative Agent or any Lender may reasonably request.

Section 6.02. Inspection of Property, Books and Records. The Loan Parties will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities. The Loan Parties will permit representatives of the Administrative Agent or any Lender, at such Party’s expense prior to the occurrence of a Default or an Event of Default and at the Borrower’s expense after the occurrence and during the continuance of a Default or an Event of Default, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Loan Parties agree to cooperate and assist in such visits and inspections, in each case at such reasonable times during normal business hours and as often as may reasonably be desired and upon reasonable prior notice. After the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender may order a field audit of the Collateral, which shall be at the sole cost and expense of the Borrower.

Section 6.03. Restricted Payments. The Borrower shall not, for the term of this Agreement, make Restricted Payments other than (i) Permitted Restricted Payments or (ii) Restricted Payments that have been first approved in writing by the Administrative Agent with the prior written consent of the Required Lenders.

Section 6.04. Debt. No Loan Party or any Subsidiary shall create, incur, assume or permit to exist any Debt (or, for the avoidance of doubt, provide any new or additional Guarantees) to any Person other than (a) Debt owing to the Lenders or the Administrative Agent hereunder; (b) interest rate protection agreements, foreign currency exchange agreements or other hedging agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (and not for speculative purposes); (c)(i) unsecured intercompany Debt among Loan Parties, (ii) unsecured intercompany Debt among Subsidiaries that are not Loan Parties and (iii) unsecured intercompany Debt arising from loans, advances, guarantees and extensions of credit made by Loan Parties to Subsidiaries that are not Loan Parties in an amount not to exceed $50,000 outstanding at any time; (d) Debt incurred in the ordinary course of business in connection with treasury management and commercial credit cards, merchant cards, debit cards, stored value cards, purchase or procurement cards (including so-called “procurement cards” or “P-Cards”), and related services, including credit card processing services, in each case incurred in the ordinary course of business and to the extent such Debt is unsecured; (e) Debt incurred by the Loan Parties in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of leases, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims; (f) Debt representing deferred compensation to employees of the Loan Parties incurred in the ordinary course of business or approved by the board of directors or managers or sole member, as applicable, of the Loan Parties in their reasonable business judgment; (g) unsecured Debt in respect of netting services, overdraft protection and related liabilities arising from treasury, depository, credit or debit card, purchasing card, or cash management services or any automated clearing house transfers of funds deposit accounts in the ordinary course of business; (h) to the extent constituting Debt, money judgments not constituting an Event of Default; (i) contingent indemnification obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with sales of assets permitted under this Agreement; (j) Debt owing to insurance carriers to finance insurance premiums of any Loan Party in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Loan Party; (k) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Debt is extinguished within five Business Days of its incurrence; (l) Debt that may be deemed to exist pursuant to any bid, performance bond, surety, statutory appeal, completion guarantees, workers compensation claims, governmental contracts and leases or similar obligation entered into or incurred by any Loan Party in the ordinary course of business; (m) Debt consisting of any guaranty by a Loan Party incurred in the ordinary course of business for the benefit of any Loan Party; provided, that, the primary obligation being guaranteed is expressly permitted by this Agreement; and (n) with the prior written consent of the Administrative Agent and Required Lenders.

Section 6.05. Loans or Advances. The Loan Parties and their Subsidiaries shall not make loans or advances to any Person (i) except with respect to nominal advances or reimbursements of travel or other business expenses to employees of the Loan Parties and their Subsidiaries, (ii) without duplication, loans and advances consisting of intercompany Debt permitted under Section 6.04(c), or (iii) unless such loans or advances have been first approved in writing by the Administrative Agent with the prior written consent of the Required Lenders.

Section 6.06. Investments. The Loan Parties shall not make Investments in any Person other than (i) Permitted Investments or (ii) Investments made with the prior written consent of the Administrative Agent with the prior written consent of the Required Lenders, except as permitted by Section 6.05.

Section 6.07. Negative Pledge. The Loan Parties and their Subsidiaries will not create, assume or suffer to exist any Lien (except for the Permitted Encumbrances) on the Collateral or on any other asset now owned or hereafter acquired by it.

Section 6.08. Maintenance of Existence. Except as permitted under Section 6.09 or 6.10, Each Loan Party and its respective Subsidiaries shall maintain its existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained unless otherwise first approved in writing by the Administrative Agent with the prior written consent of the Required Lenders.

Section 6.09. Dissolution. No Loan Party or its respective Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock (other than as permitted under Section 6.03), except through corporate reorganization to the extent permitted by Section 6.10.

Section 6.10. Consolidations, Mergers and Sales of Assets. No Loan Party or its respective Subsidiaries will consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, provided that:

(a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing,

(b) the Loan Parties may engage in the sale of inventory, Cash Equivalents and equipment and machinery in the ordinary course of business

(c) the sale, lease or other disposition of assets by any Loan Party to another Loan Party;

(d) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Loan Parties, taken as a whole;

(e) each Loan Party may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business so long as no Event of Default exists or would result therefrom;

(f) the sale, exchange or other disposition of (x) obsolete, worn out, uneconomical, negligible, immaterial or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, (y) property no longer used or useful in the conduct of the business of the Loan Parties or (z) property to the extent that (I) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (II) the proceeds thereof are promptly applied to the purchase price of such replacement property;

(g) the sale, discount or write-off of past due or impaired Accounts Receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of any hedge agreements permitted hereunder;

(h) the abandonment or other disposition of Intellectual Property, which is reasonably determined by a Loan Party, in good faith, to be no longer economical, negligible, obsolete or otherwise not material to its business; and

(i) the sale or other disposition of assets outside the ordinary course of business for fair value and for cash; provided, that (x) the net cash proceeds from all such sales or dispositions shall, to the extent required hereunder, be reinvested or applied to the prepayment of the Loans in accordance with the provisions hereunder and (y) no Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.11. Use of Proceeds. The Borrower shall use the proceeds of any Revolving Credit Advance solely (i) to pay fees, costs and expenses in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, (ii) to fund the repayment of the Bridge Notes and (iii) to fund working capital expenditures on an on-going basis. No part of the proceeds of any Loan will be used, whether directly or indirectly, (x) for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X or (y) in a manner which would give rise to Swiss Withholding Tax consequences, such as by constituting a harmful “use of proceeds in Switzerland” (Mittelverwendung in der Schweiz), as interpreted by the Swiss Federal Tax Administration for the purposes of Swiss Withholding Tax, unless (A) such “use of proceeds in Switzerland” is explicitly permitted under the Swiss taxation laws in force from time to time without triggering Swiss Federal Withholding Tax consequences or (B) a written confirmation (e.g., a countersigned tax ruling) has been obtained from the Swiss Federal Tax Administration in form and substance satisfactory to the Administrative Agent, confirming that the intended “use of proceeds in Switzerland” does not trigger Swiss Withholding Tax consequences, it being understood that all costs and expenses incurred by the Loan Parties and the Administrative Agent in connection with such written confirmation shall be paid and borne by the Loan Parties.

Section 6.12. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and Environmental Laws), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except (i) where the necessity of such compliance is being contested in good faith through appropriate proceedings or (ii) such failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, applicable Sanctions and applicable UK Anti-Money Laundering and Anti-Terrorism Legislation. The Borrower will pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower, except liabilities being contested in good faith and against which, if requested by the Administrative Agent, the Borrower will set up reserves satisfactory to the Administrative Agent.

Section 6.13. Insurance. The Loan Parties will maintain with financially sound and reputable insurance companies, (a) policies of comprehensive liability insurance in such amounts and with coverage and endorsements as are deemed customary and prudent in accordance with industry standards, (b) policies of full casualty property insurance, and (c) such other insurance on the Collateral and all of their other property and business in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. All such insurance shall be reasonably satisfactory to the Administrative Agent in amount, form and as to the insurer. Such insurance shall name the Administrative Agent as an additional insured or loss payee, as applicable, and contain a provision requiring at least thirty (30) days advance notice to the Administrative Agent prior to modification or cancellation.

Section 6.14. Change in Fiscal Year. The Borrower will not make any changes in accounting treatment or reporting practices (other than as required by public company accounting rules), or change its Fiscal Year without the consent of the Administrative Agent with the consent of the Required Lenders.

Section 6.15. Maintenance of Property. The Loan Parties shall maintain all of their material Properties and assets in good condition, repair and working order (ordinary wear and tear and casualty by condemnation excepted); provided that the foregoing shall not prohibit asset dispositions permitted under Section 6.10 hereof.

Section 6.16. Notice of Default. The Borrower shall provide to the Administrative Agent prompt notice (and in any event within five (5) Business Days of a Senior Officer obtaining knowledge thereof) of (a) the occurrence of a Default and what action (if any) the Borrower is taking to correct the same, (b) any litigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or any judgment against a Loan Party or its Subsidiaries or its assets in excess of $100,000, (c) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (d) any Reportable Event, as defined in ERISA, (e) any pending or threatened claim or dispute against a Loan Party or the Collateral with an amount in controversy in excess of $100,000 or otherwise having a Material Adverse Effect on the Collateral taken as a whole, (f) the cancellation or termination of, or any default under, any material agreement to which a Loan Party or its Subsidiaries is a party or by which any of its Properties are bound which could reasonably be expected to result in a Material Adverse Effect, or any acceleration of the maturity of any Debt of a Loan Party, and (g) any loss or threatened loss of material licenses or permits of a Loan Party or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

Section 6.17. Subordination. The Borrower shall cause all Debt and other obligations now or hereafter owed by the Borrower to any Subsidiary or Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements in form and substance satisfactory to the Administrative Agent.

Section 6.18. Further Assurances.

(a) The Borrower shall (and shall cause any other Loan Party or Loan Party’s Subsidiary to) take such further action and provide to the Administrative Agent such further assurances as may be reasonably requested to perfect and maintain the validity and priority of the Liens granted pursuant to the Loan Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and Lenders under this Agreement and the other Loan Documents.

(b) Upon PMI’s latest annual financial statements evidencing an amount of distributable equity in excess of CHF 200,000, the Borrower shall procure that PMI enters into any Swiss Security Documents reasonably requested by the Administrative Agent and take such further action and provide such further documentation as reasonably requested by the Administrative Agent to perfect a Lien over the assets of PMI.

Section 6.19. Covenants Regarding Collateral. The Borrower, on behalf of itself and the other Loan Parties and their respective Subsidiaries, hereby covenants with the Administrative Agent and that each Loan Party (a) to the extent permitted under the Loan Documents, will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance, (b) will defend the Collateral against all claims and demands of all Persons (other than Permitted Encumbrances and claims or demands that would not materially affect the value of the Collateral as a whole); and (c) shall give the Administrative Agent at least thirty (30) days prior written notice of any new trade or fictitious name (except for new trademark filings, which shall be reported quarterly to the Administrative Agent). Any Loan Party’s use of any trade or fictitious name shall be in material compliance with all laws regarding the use of such names.

Section 6.20. No Sale, Leaseback. The Loan Parties shall not enter into any sale-and-leaseback or similar transaction.

Section 6.21. Financial Covenants.

(a) Minimum Revenue. The Borrower shall maintain revenue of greater than or equal to $20,000,000, which shall be calculated on a trailing twelve (12) month basis and shall be tested monthly with respect to each Fiscal Month upon the delivery of the monthly financial statements of the Borrower to the Administrative Agent pursuant to Section 6.01(c), beginning with the Fiscal Month ending March 31, 2026. This financial covenant shall be determined in accordance with GAAP, applied consistently, and calculated for the Borrower and its Subsidiaries on a consolidated basis.

The Borrower shall be deemed to be in compliance with this minimum revenue financial covenant if the average of the trailing twelve-month revenue figures for the Borrower measured on each of the three (3) most recent monthly testing dates or, for the purposes of calculating this average on the first two (2) monthly testing dates, the trailing twelve-month revenue figures for the two (2) Fiscal Months preceding the Closing Date separately agreed between the Borrower and the Administrative Agent before the Closing Date (i.e., the end of the current Fiscal Month and the two (2) immediately preceding Fiscal Months) (“Twelve-Month Average Revenue”) is not less than $20,000,000.

(b) Minimum Current Assets. The Borrower shall maintain Current Assets of greater than or equal to $10,000,000, which shall be tested monthly with respect to each Fiscal Month upon the delivery of the monthly financial statements of the Borrower to the Administrative Agent pursuant to Section 6.01(c), beginning with the Fiscal Month ending March 31, 2026. This financial covenant shall be determined in accordance with GAAP, applied consistently, and calculated for the Borrower and its Subsidiaries on a consolidated basis.

Section 6.22. Modification of Documents. The Loan Parties shall not amend, supplement, restate or otherwise modify their articles of incorporation, bylaws or any Material Agreements (other than amendments, supplements, restatements or modifications of standard order confirmations with wholesale accounts that would not, individually or in the aggregate, have a material adverse effect on the Lenders or the Administrative Agent), unless such amendment, supplement, restatement or other modification has been approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed and excluding, for the avoidance of doubt, any amendments necessary to effect any reverse split of the Borrower’s stock.

Section 6.23. Partnerships and Joint Ventures. No Loan Party or its respective Subsidiaries shall become a general partner in any general or limited partnership or a joint venturer in any joint venture.

Section 6.24. Additional Subsidiaries. The Loan Parties shall not form, create, or allow to be formed or created any Subsidiaries after the Closing Date without the prior written consent of the Administrative Agent in its sole and absolute discretion. If any Material Subsidiary is acquired or formed after the Closing Date, or if any Subsidiary becomes a Material Subsidiary after the Closing Date, the Borrower shall, within thirty (30) calendar days after any such Material Subsidiary is acquired or formed or such Subsidiary becomes a Material Subsidiary (or such later date as the Administrative Agent may agree in its sole and absolute discretion), cause such Material Subsidiary to become a Guarantor hereunder (including, without limitation, (i) causing such Material Subsidiary to execute and deliver joinders to this Agreement and any other applicable Loan Documents, and to take such actions and execute and deliver such documentation to create and perfect Liens on such Material Subsidiary’s assets, to the extent required by the Loan Documents, as security for the Obligations, (ii) causing 100% of the equity interests of such Material Subsidiary to be pledged as security for the Obligations and (iii) causing such Material Subsidiary or the applicable Loan Party to execute and deliver such other certificates, opinions, documents or items as the Administrative Agent or its legal counsel may reasonably request in connection with such joinder and grant of security. For the avoidance of doubt, any such Material Subsidiary shall provide all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation, as reasonably requested by the Lender.

Section 6.25. Affiliate Transactions. No Loan Party shall, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction or series of Affiliate Transactions is (a) (i) in the best interest of such Loan Party and (ii) on terms that are no less favorable to such Loan Party than those that would have been obtained in a comparable arm’s-length transaction by such Loan Party with a person is not an Affiliate, (b) among Loan Parties or (c) is intended by such Loan Party, in good faith, to create a bona fide tax benefit for such Loan Party.

Section 6.26. Sanctions, Anti-Corruption Laws and UK Anti-Money Laundering and Anti-Terrorism Legislation. The Borrower will not, and will not permit any Subsidiary to, request any Loan or, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the lender, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws or applicable UK Anti-Money Laundering and Anti-Terrorism Legislation.

Section 6.27. Collection Account. At all times during the term of this Agreement, the Borrower will maintain the Collection Accounts with one or more Deposit Account Banks, each subject to a Deposit Account Control Agreement, into which all Accounts Receivable of the Borrower and each Subsidiary of the Borrower shall be paid.

Section 6.28. Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Revolving Credit Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Debt of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable law or in violation of this Agreement.

Section 6.29. Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its real estate in compliance with all Environmental Laws and environmental permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the real estate or to otherwise comply with Environmental Laws and environmental permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Material on, at, in, under, above, to, from or about any of its real estate; (c) notify Administrative Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or environmental permits or any release on, at, in, under, above, to, from or about any real estate that is reasonably likely to result in a Material Adverse Effect; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or release or any other matter relating to any Environmental Laws or environmental permits that could reasonably be expected to result in Environmental Liabilities that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Entity has taken or threatened any action in connection with any such violation, release or other matter. If Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or environmental permits by any Loan Party or any Environmental Liability arising thereunder, or a release of Hazardous Materials on, at, in, under, above, to, from or about any of its real estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Administrative Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Administrative Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent, and (ii) permit Administrative Agent or its representatives to have access to all real estate for the purpose of conducting such environmental audits and testing as Administrative Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Administrative Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

Section 6.30. Restricted Debt. The Borrower will not, and will not permit any of its Subsidiaries to make any payment (whether in cash, securities or other property) on or in respect of principal of or interest on (x) any Debt permitted under Section 6.04, (y) unsecured Debt for borrowed money and (z) earn out obligations, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such earn out obligations prior to its scheduled maturity, other than (x) so long as no Event of Default has occurred and is continuing, regularly scheduled payments of interest and principal or (y) payments made in connection with settlement agreements or judgements that do not give rise to an Event of Default hereunder

Section 6.31. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of the Collateral, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its capital stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Debt of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document; (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other disposition pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder; and (iii) clause (a) shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Debt, or (2) customary provisions in leases, subleases, licenses, sublicenses, asset sale agreements and other contracts entered into in the ordinary course of business and consistent with past practice restricting the grant of a security interest therein or the assignment thereof or the assets governed thereby.

Section 6.32. Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate where such release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or environmental permits or (b) otherwise adversely impact the value or marketability of any of the real estate or any of the Collateral, other than in each case of (a) and (b) such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

Section 6.33. People with Significant Control Regime. Each Loan Party shall, within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 (UK) from any English Subsidiary whose shares are subject to Liens under any Loan Documents and promptly provide the Administrative Agent with a copy of that notice.

Section 6.34. DAC6. Each Loan Party shall, promptly following a request by Administrative Agent or any Lender, co-operate with Administrative Agent and/or the relevant Lender(s) by providing any information reasonably requested by Administrative Agent and/or the relevant Lender(s) in order to assist Administrative Agent and/or the relevant Lender(s) in determining whether or not a transaction contemplated by, or in connection with, the Loan Documents forms part of a reportable cross-border arrangement for the purposes of DAC6 in a jurisdiction in which a Loan Party has a reporting obligation pursuant to the implementation of DAC6 in that jurisdiction.

Section 6.35. Post-Closing Covenants. The Borrower shall deliver to the Administrative Agent, as soon as possible, and in any event within the time periods (unless extended by the Administrative Agent in its sole and absolute discretion) specified below, the following, each in form and substance satisfactory to the Administrative Agent:

(a) Within ten (10) Business Days of the Closing Date, Loan Parties shall deliver to the Administrative Agent evidence of insurance, in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as additional insured, mortgagee and/or lender’s loss payee, as applicable.

(b) Within fourteen (14) days of the Closing Date, the Borrower shall deliver to Hong Kong counsel to the Administrative Agent an original of the English Share Charge, executed by PMA.

(c) Within thirty (30) days of the Closing Date, the Grantors (as defined in the Security Agreement) shall obtain and deliver or cause to be delivered to the Administrative Agent a control agreement, in form and substance satisfactory to the Administrative Agent, with respect to all Deposit Accounts of such Grantor (other than Excluded Accounts).

(d) No later than May 8, 2026, (i) Borrower shall receive the proceeds of the New Lender Equity Investment, (ii) the Additional Warrants shall be issued to the Administrative Agent and (iii) the New Lender Warrants shall be issued to the New Lender.

Section 6.36. Restricted Actions. The Borrower shall not take any action, directly or indirectly, with the primary purpose of avoiding, reducing or otherwise adversely affecting the value of the Warrants.

ARTICLE VII. DEFAULTS

Section 7.01. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement (each, an “Event of Default”):

(a) the Borrower shall fail to pay any payment of principal due hereunder or under any Revolving Credit Note, or shall fail to pay any interest, fee or other amount payable hereunder or under any Revolving Credit Note within five (5) days after such amount becomes due; or

(b) a Loan Party shall fail to observe or perform any covenant contained in Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(k), 6.03, 6.04, 6.05, 6.06, 6.07, 6.08 (with respect to the maintenance of existence of the Borrower), 6.09, 6.10, 6.11, 6.13, 6.16, 6.19, 6.20, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.30, 6.31, 6.32, or 6.35; or

(c) a Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after the earlier of (i) the first day on which a Senior Officer of the Borrower has knowledge of such failure, or (ii) written notice thereof has been given to the Borrower by the Administrative Agent; provided, however, that if such failure is capable of being cured but is not reasonably capable of being cured within such thirty (30) day period, then an Event of Default shall not be deemed to have occurred so long as the Loan Parties commence such cure within such thirty (30) day period and diligently pursue the completion of such cure; provided, however, such cure period shall be no longer than sixty (60) days after such failure; or

(d) any representation, warranty, certification or statement made by the Borrower in Article V or in any certificate, financial statement or other material document (expressly required by this Agreement) delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

(e) a Loan Party or its Subsidiaries shall fail to make any payment when due or within any applicable grace or cure period in respect of (i) Debt outstanding in excess of $250,000 (other than the Obligations hereunder or Debt owed to third party manufacturers in connection with the purchase of Prepaid Goods) or (ii) Debt outstanding in excess of $500,000 that is owed to third party manufacturers in connection with the purchase of Prepaid Goods;

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding in excess of $250,000 of a Loan Party or its Subsidiaries prior to the scheduled maturity thereof or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the purchase thereof by a Loan Party or its Subsidiaries (or its designee) prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g) a Loan Party or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, administration, moratorium or other relief with respect to itself or its debts under any bankruptcy, administration, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or shall take or commence any step towards the occurrence of an English Insolvency Event or Hong Kong Insolvency Event; or

(h) an involuntary case or other proceeding shall be commenced against a Loan Party or any Material Subsidiary seeking liquidation, reorganization, administration, moratorium or other relief with respect to it or its debts under any bankruptcy, administration, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, administrator, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against a Loan Party or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect, or an English Insolvency Event or Hong Kong Insolvency Event occurs; or

(i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Borrower or any other member of the Controlled Group shall enter into, contribute or be obligated to contribute to, terminate or incur any withdrawal liability with respect to, a Multiemployer Plan; or

(j) one or more final, non-appealable judgments or orders for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against a Loan Party or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of sixty (60) days; or

(k) a federal tax lien shall be filed against a Loan Party or any Material Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against a Loan Party or any Material Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of twenty-five (25) days after the date of filing; or

(l) if any Loan Document shall for any reason cease to create a valid and perfected first priority security interest (subject to the Permitted Encumbrances, Legal Reservations and Perfection Requirements) in any of the Collateral purported to be encumbered thereby; or

(m) the termination of invalidity of any Guaranty Agreement; or

(n) a default or event of default shall occur and be continuing under any other Loan Document and such default or event of default continues beyond any applicable cure or grace period provided in such Loan Document, or any Loan Document is in any way terminated (except in accordance with its terms) or becomes or is declared ineffective or inoperative or is in any way challenged or contested by a Loan Party or any Affiliate of a Loan Party; or

(o) [reserved]; or

(p) a Key Person Event shall have occurred and the Borrower fails to appoint a successor with similar industry experience, reputation and expertise for such Key Person which has been approved in writing by the Administrative Agent (with the consent of the Required Lenders) within the relevant Key Person Cure Period; or

(q) a Key Person is found by a court of competent jurisdiction to have committed or engaged in a (i) felony committed in the conduct of a Loan Party’s or its Subsidiaries’ business, or (ii) violation of any state or federal law that could reasonably be expected to lead to forfeiture of any material Property of a Loan Party or any Material Subsidiary or any Collateral with a value in excess of $250,000; or

(r) the occurrence of a Material Adverse Effect; or

(s) the occurrence of a Change in Control without the Administrative Agent’s (with the consent of the Required Lenders) prior written consent; or

(t) a Loan Party shall fail to observe or perform any covenant contained in Section 6.21 (the “Specified Financial Covenants”), provided that prior to an Event of Default occurring under this Section 7.01(t), Borrower shall be permitted to cure such breach by means of a Specified Contribution in an amount (the “Cure Amount”) that is sufficient to cure the breach of the relevant Specified Financial Covenant(s) (x) in the case of a breach of Section 6.21(a), by increasing the Borrower’s revenue (as determined in accordance with GAAP applied consistently, and calculated for the Borrower and its Subsidiaries on a consolidated basis) as of such day for the Fiscal Month for which such Specified Financial Covenant is being tested and for subsequent periods that include such Fiscal Month (calculated as though the Cure Amount had been contributed on the first day of such Fiscal Month and added to revenue on such date), and (y) in the case of a breach of Section 6.21(b), by increasing the Current Assets for the Fiscal Month for which such Specified Financial Covenant is being tested (with the Cure Amount to be deemed to be additional Current Assets for purposes of determining compliance with such Specified Financial Covenant as of the applicable date (each such cure under clauses (x) and (y), an “Equity Cure”), provided, further that (i) the Borrower shall have provided the Administrative Agent an irrevocable notice of its intention to cure the relevant breach on or before the date of delivery of a Compliance Certificate for the relevant period and shall effect the Equity Cure within five (5) Business Days after the date on which the Compliance Certificate is delivered or required to have been delivered, (ii) the number of all such Equity Cures under this Section shall not exceed three (3) from the Closing Date to the Maturity Date; provided, that, there shall not be more than one (1) Equity Cure applied in any consecutive three (3) fiscal Months, and (iii) no Cure Amount shall exceed the amount necessary to cause compliance with the applicable Specified Financial Covenant for the period then ended.

Section 7.02. Remedies on Default. During the continuance of an Event of Default, the outstanding principal amount of the Loans shall bear interest at the Default Rate. Upon the occurrence of an Event of Default, the Administrative Agent may, by notice to the Borrower, terminate the Revolving Credit Commitment which shall thereupon terminate, and by notice to the Borrower declare the Revolving Credit Notes (together with accrued interest thereon) to be, and the Revolving Credit Notes and all outstanding Loans, together with accrued interest as provided in this Agreement, shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to a Loan Party or any Material Subsidiary, without any notice to the Borrower or any other act by the Administrative Agent or Lenders, the Revolving Credit Commitment shall thereupon terminate and the Revolving Credit Notes and all outstanding Loans (together with accrued interest thereon) and fees shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Administrative Agent and Lenders shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the rights of a secured party pursuant to the Security Agreement) and in addition thereto, all other rights at law or equity.

Section 7.03. Application of Proceeds from Collateral. All proceeds from each disposition of, or other realization upon, all or any part of the Collateral by any Lender or the Administrative Agent after an Event of Default arises shall be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Loans that constitute Obligations, until the same shall have been paid in full, allocated among the Lenders based on their respective Exposure Percentage of the aggregate amount of such Loans; and

(f) sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders based on their respective Exposure Percentage.

Any prepayment of the Loan shall not affect or limit any Lender’s rights under the Warrants or the Registration Rights Agreement, which shall remain in full force and effect.

ARTICLE VIII. The Administrative Agent

Section 8.01. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints X3 as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(c) In relation to any Swiss Security Document,

(i) the Administrative Agent shall accept, hold, administer and (subject to the same having become enforceable) realize or otherwise exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent:

(A) any security assignment (Sicherungsabtretung), transfer for security purposes (Sicherungsübereignung) or other non-accessory security interest (nicht akzessorische Sicherheit) on a fiduciary basis for itself and for the benefit of the Lenders; and

(B) any Lien, including, for the avoidance of doubt, any right of pledge (Pfandrecht) or other accessory security interest (akzessorische Sicherheit), but other than a security assignment (Sicherungsabtretung), transfer for security purposes (Sicherungsübereignung) or other non-accessory security interest (nicht akzessorische Sicherheit), as a direct representative (direkter Stellvertreter) in the name and on behalf of all Lenders, in each case, in accordance with such Swiss Security Document and the other Loan Documents;

(ii) each Lender hereby authorizes the Administrative Agent in relation to any Lien other than a security assignment (Sicherungsabtretung), transfer for security purposes (Sicherungsübereignung) or other non-accessory security interest (nicht akzessorische Sicherheit) to:

(A) act on its behalf execute as its direct representative (direkter Stellvertreter) in connection with the preparation, negotiation, execution and delivery of such Swiss Security Documents and the perfection of such Swiss law Lien created or evidenced thereunder;

(B) accept and execute as its direct representative (direkter Stellvertreter) any Swiss law Lien created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Lender;

(C) hold, administer and, if necessary, enforce any such Lien on behalf of each relevant Lender as its direct representative (direkter Stellvertreter) which has the benefit of such Lien;

(D) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Documents;

(E) to effect as its direct representative (direkter Stellvertreter) any release of Lien created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Agreement; and

(F) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Administrative Agent hereunder or under the relevant Swiss Security Document; and

(iii) each Lender which becomes a party to this Agreement after the date hereof ratifies and approves all acts, statements and declarations previously made by the Administrative Agent on behalf of such Lender in relation to the acceptance or creation of any Lien granted or expressed to be granted to such Lender under or pursuant to such Swiss Security Document.

Section 8.02. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.04); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its branches or Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.04) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 8.03. Lack of Reliance on the Administrative Agent. Each of the Lenders, acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender and not for the purpose of investing in the general performance or operations of the Borrower or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, and each Lender agrees not to assert a claim in contravention of the foregoing such as a claim under the federal or state securities laws. Each Lender represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 8.04. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 8.05. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 8.06. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its branches and Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 8.07. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 8.08. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 8.09. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, administration, reorganization, arrangement, adjustment, composition, English Insolvency Event, Hong Kong Insolvency Event or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.17) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. Authorization to Execute Other Loan Documents. Each Lender and hereby authorizes the Administrative Agent to execute on behalf of such Lender all Loan Documents other than this Agreement.

Section 8.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Payment in Full, (ii) that is sold or to be sold as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.04. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Loan Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Loan Documents, or to release such Loan Party from its obligations under the applicable Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 8.12. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private disposition or sale, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such disposition.

Section 8.13. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding paragraph (a), each Lender or any other Person who has received funds on behalf of a Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.13(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding paragraph (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Revolving Credit Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Revolving Credit Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Revolving Credit Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Credit Commitments of any Lender and such Revolving Credit Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the Payment in Full.

Section 8.14. Parallel Debt (Covenant to pay the Administrative Agent).

(a) Subject to any applicable guarantee limitation and to the extent permitted under applicable law, each Loan Party irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the Lenders, amounts equal to, and in the currency of, any amounts owing from time to time by that Loan Party to the Lenders under the Loan Documents, as and when those amounts are due.

(b) Each Loan Party and the Administrative Agent acknowledge that the payment obligations of each Loan Party under paragraph (a) above (its “Parallel Debt”) is several and is separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to pay amounts owing to the Lender under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party or is liable under paragraph (a) above be limited or affected in any way by its Corresponding Debt, provided that notwithstanding any other provision of this Agreement or the Loan Documents:

(i) the Parallel Debt of each Loan Party shall be automatically decreased and discharged to the same extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii) the Corresponding Debt of each Loan Party shall be automatically decreased and discharged to the same extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(iii) the amount of the Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Debt; and

(iv) the aggregate amount outstanding owed by the Loan Parties under the Loan Documents (including under this Section 8.14) at any time shall not exceed the amount of the Corresponding Debt at that time.

(c) For the purpose of this Section 8.14, the Administrative Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust and instead shall be owed to the Administrative Agent in its individual capacity. The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 8.14 irrespective of any discharge of such Loan Party’s obligation to pay any Corresponding Debt to the Administrative Agent and/or the Lenders resulting from failure by the Administrative Agent and/or the Lender to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts. The security granted under the Dutch Security Documents to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) All moneys received or recovered by the Administrative Agent pursuant to this Section 8.14, and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security created pursuant to the Dutch Security Documents granted to secure the Parallel Debt, shall be applied in accordance with Section 7.03.

(e) Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 8.14 or under any other provision of any Loan Document), each Loan Party acknowledges that:

(i) nothing in this Section 8.14. shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except, if applicable, in its capacity as Lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than, if applicable, those which it has in its capacity as Lender.

ARTICLE IX. MISCELLANEOUS

Section 9.01. Notices. Any notice or other communication hereunder or under this Agreement to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, and unless otherwise provided herein shall be deemed to have been given or made when delivered or emailed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

(a) If to the Borrower:

Perfect Moment Ltd.

244 5th Ave Ste 1219

New York, New York 10001

U.S.A.

Attention: Chath Weerasinghe, Chief Financial and Operations Officer

Email: chath@perfectmoment.com

With a copy that shall not constitute notice to:

Loeb & Loeb LLP

Attn: Peter Beardsley

345 Park Avenue

New York, NY 10154

212-407-4278

pbeardsley@loeb.com

(b) If to the Administrative Agent:

X3 Higher Moment Fund LLC
3033 Excelsior Blvd #345

Minneapolis MN 55416
Attention: Matthew Morgan

Email: matt@X3CMLLC.com

(c) If to any other Lender the address or facsimile number in its Administrative Questionnaire.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent, Lenders or the Borrower in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Documentary Taxes. The Borrower shall pay (i) all documented out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of counsel for the Administrative Agent and Lenders, in connection with any waiver or consent hereunder or any amendment hereof or any actual or alleged Default hereunder; and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including documented out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Administrative Agent and Lenders against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents. Notwithstanding anything to the contrary in this Section 9.03, in no case shall Borrower be required to pay for, or reimburse Administrative Agent and Lenders for, any costs, expenses, transfer taxes, documentary taxes, assessments or charges made by any Authority incurred prior to the date of this Agreement or incurred in connection with any deliverables prepared and delivered after the date of this Agreement, but required by the terms of this Agreement to be delivered (other than any such deliverables prepared or delivered in connection with the enforcement of any Loan Document after an Event of Default has occurred or any situation (including any workout or restructuring) related to a Loan Party’s failure to comply with the terms of any Loan Document (including, without limitation, the reasonable fees, charges and disbursements of financial advisors and/or restructuring consultants of the Administrative Agent), in each case which, for the avoidance of doubt, shall be paid by Borrower as set forth in this Section 9.03).

Section 9.04. Amendments and Waivers.

(a) No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, or (ii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.02 and (y) in addition to the matters set forth in clause (ii) of the preceding proviso and subject to Section 2.10, any Lender, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b) Except as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement or of the other Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase the Revolving Credit Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than to waive any Default or Event of Default or obligation of the Borrower to pay the Default Rate, which shall only require the consent of the Required Lenders), or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any payment (other than a mandatory prepayment) of any principal of, or interest on, any Loan or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Credit Commitment, without the written consent of each Lender affected thereby;

(iv) (A) change Section 2.10(b) or 2.10(c) in a manner that would alter the sharing of payments required thereby, (B) change Section 2.09 in a manner that would alter the sharing of Revolving Credit Commitment reductions required thereby, (C) change Section 7.02 in a manner that would alter the sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender;

(v) change any of the provisions of this paragraph (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) [reserved];

(vii) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under the Guaranty Agreement, without the written consent of each Lender;

(viii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; or

(ix) subordinate, or have the effect of subordinating, (A) the Obligations to any other Debt or (B) except as otherwise permitted under Section 8.11 (as in effect on the Closing Date), the Liens securing the Obligations to Liens securing other Debt, in each case, without the written consent of each Lender affected thereby;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Credit Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 3.02, 3.03 and 9.17), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious error, ambiguity, omission, mistake, defect or inconsistency or any error or omission of a technical nature.

Section 9.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.05(b), (ii) by way of participation in accordance with the provisions of Section 9.05(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.05(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.05(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments, and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments, and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 9.05(b)(i)(A), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $500,000 and in minimum increments of $50,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.05(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender or an Affiliate of such Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance and (B) a processing and recordation fee of $3,500;

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.02, 3.03 and 9.17 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Minnesota a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent X3 serves in such capacity, X3 and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, or the Administrative Agent sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Credit Commitment of such Lender; (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Credit Commitment; (iv) change Section 2.10(b) or 2.10(c) in a manner that would alter the sharing of payments required thereby; (v) change any of the provisions of Section 9.04(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under the Guaranty Agreement; or (vii) release all or substantially all of the Collateral. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.02 and 3.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.17 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Sections 3.02 and 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 3.03(b) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.06. Board Rights. For so long as any of the Loan or the X3 Warrants are outstanding, X3 will have the right to appoint one non-voting observer (the “Lender Board Observer”) to each board of management, or similar governing body, of the Borrower and each of its subsidiaries. The Lender Board Observer will be entitled to receive copies of all materials prepared for such meetings at the same time and in the same manner as such materials are distributed to the respective board members.

Section 9.07. Warrants.

(a) Additional Warrants. Upon consummation of the New Lender Equity Investment, additional warrants to purchase equity of the Borrower at a price per share equal to $0.46822 (the “Additional Warrants”) shall be issued to X3 sufficient to provide X3 with an aggregate of 18.0% of the outstanding equity of the Borrower on a fully-diluted basis which shall take into account, without limitation, the New Lender Equity Investment.

(b) New Lender Warrants. In connection with the New Lender Equity Investment, upon the New Lender’s request, such New Lender shall be issued warrants to purchase additional equity of the Borrower at a price per share equal to $0.40 (the “New Lender Warrants”) sufficient to provide the New Lender with an aggregate of 19.9% of the outstanding equity of the Borrower on a fully-diluted basis.

(c) Terms. The terms of the Additional Warrants and the New Lender Warrants shall be identical to the terms of those certain warrants to subscribe for, and purchase and receive, common stock of the Borrower held by X Cubed Capital Management LLC and/or one or more of its affiliates as of the Closing Date (the “Original Warrants”, and together with the Additional Warrants, the “X3 Warrants”), and such Additional Warrants will not contain any anti-dilution rights other than those typically included to address a stock split or similar transaction.

Section 9.08. Confidentiality. The Administrative Agent and Lenders agree to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by the Administrative Agent and Lenders who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Administrative Agent or such Lender, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender or their respective Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vi) to the Administrative Agent or any Lender’s legal counsel and independent auditors and (vii) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section.

Section 9.09. Interest Limitation. Notwithstanding any other term of this Agreement or any other Loan Document, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under any Revolving Credit Note by any Lender shall be absolutely limited to, and shall in no event exceed, the maximum amount or interest which could lawfully be charged or collected under applicable law (including the usury laws of the State of New York and, to the extent applicable, the provisions of section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. §85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

Section 9.10. Governing Law. This Agreement and the other Loan Documents, unless provided otherwise therein, shall be construed in accordance with and governed by the law of the State of New York without regard to the conflicts of law principles of any jurisdiction. This Agreement and the other Loan Documents are intended to be effective as instruments executed under seal.

Section 9.11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 9.12. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of New York, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement and the other Loan Documents, unless provided otherwise therein, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for the purpose of litigation to enforce this Agreement or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower.

Section 9.13. Severability. If any provisions of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

Section 9.14. Captions. Captions in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of the provisions hereof.

Section 9.15. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither the Borrower nor anyone claiming by or under the Borrower will claim or seek to take advantage of any law requiring the Administrative Agent to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. The Borrower, for itself and all who may at any time claim through or under it, hereby expressly waive to the fullest extent permitted by law the benefit of all such laws. All rights of the Administrative Agent, Lenders and all obligations of the Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, or (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations.

Section 9.16. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17. Indemnification. The Borrower shall indemnify the Administrative Agent, Lenders and its Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent, Lenders and Administrative Agent and Lenders’ Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Authority or other third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan, or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding (including any workout or restructuring) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment or arbitral award in its favor on such claim as determined by a court or arbitrator of competent jurisdiction or (z) stem from litigation among Indemnitees. This indemnification shall survive and continue for the benefit of the Indemnitees at all times after the payment in full of the Loans.

Section 9.18. Electronic Transmission of Data. The Administrative Agent, Lenders and the Loan Parties agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. The Loan Parties acknowledge and agree that (a) there are risks associated with the use of electronic transmission and that the Administrative Agent and Lenders do not control the method of transmittal or service providers; (b) the Administrative Agent and Lenders have no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission; and (c) the Loan Parties will release, hold harmless and indemnify the Administrative Agent and Lenders from any claim, damage or loss, including that arising in whole or part from the Administrative Agent or Lenders’ strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 9.19. Electronic Imaging. This Agreement and the Loan Documents (collectively, the “Documents”) may be scanned into an optical retrieval system and the original Documents may be destroyed. By signing this Agreement, the Loan Parties agree that a copy from the optical retrieval system of any of the Documents, including without limitation, any note and/or any guaranty agreement, shall have the same legal force and effect as an original and can be used in the place of an original in all circumstances and for all purposes, including but not limited to negotiation, collection, legal proceeding or authentication. The parties hereto agree that delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such Loan Document, as the case may be. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent and Lenders may rely on any such electronic signatures without further inquiry.

Section 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.21. Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by Administrative Agent of the amount due, the Borrower shall, on the date of receipt by Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save Administrative Agent and Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the year and day first above written.

BORROWER:

PERFECT MOMENT LTD.

By:	/s/ Chath Weerasinghe
Name:	Chath Weerasinghe
Title:	Chief Financial and Operations Officer

GUARANTORS:

PERFECT MOMENT (UK) LIMITED

By:	/s/ Maximilian Alexander Gottschalk
Name:	Maximilian Alexander Gottschalk
Title:	Director

PERFECT MOMENT INTERNATIONAL AG

By:	/s/ Maximilian Alexander Gottschalk
Name:	Maximilian Alexander Gottschalk
Title:	Director

PERFECT MOMENT USA INC.

By:	/s/ Chath Weerasinghe
Name:	Chath Weerasinghe
Title:	Chief Financial and Operations Officer

PERFECT MOMENT ASIA LIMITED

By:	/s/ Maximilian Alexander Gottschalk
Name:	Maximilian Alexander Gottschalk
Title:	Director

ADMINISTRATIVE AGENT:

X3 Higher Moment Fund LLC

By:	/s/ Andrew Redleaf
Name:	Andrew Redleaf
Title:	Managing Member

LENDERS:

X3 HIGHER MOMENT FUND LLC

By:	/s/ Andrew Redleaf
Name:	Andrew Redleaf
Title:	Managing Member

KRANE CAPITAL LLC

By:	/s/ Jennifer Krane
Name:	Jennifer Krane
Title:	Vice President

EXHIBIT A

Form of Compliance Certificate

[_________ ____, 20__]

In accordance with the terms of that certain Loan Agreement, dated as of March 30, 2026 (“Loan Agreement”; capitalized terms used herein but not defined shall have the meanings ascribed therein), between PERFECT MOMENT LTD., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders, and X3 HIGHER MOMENT FUND LLC, in its capacity as administrative agent for the Lenders, I hereby certify, in my capacity as Chief Financial Officer of the Borrower and not individually, that:

1.	I am the duly appointed [Chief Financial and Operations Officer] of the Borrower;

2.	The enclosed financial statements are prepared in accordance with the requirements of the Loan Agreement;

3.	No Default or Event of Default has occurred as of the end of the applicable fiscal [month][year] (or, if a Default or Event of Default occured, the details thereof and the action which the Borrower is taking or proposes to take with respect thereto are set forth below);

4.	The Borrower is in compliance with the financial covenants set forth in Section 6.21 of the Loan Agreement, as demonstrated by the calculations contained in Schedule 1, attached hereto;

Certified as of the date set forth above.

PERFECT MOMENT LTD.

(SEAL)
Name:
Title:

Schedule I

Commitment Schedule

Lender	Revolving Credit Commitment
X3 Higher Moment Fund LLC	$6,000,000.00
Krane Capital LLC	$4,000,000.00
Total	$10,000,000.00